UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

CALLIDUS SOFTWARE INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CALLIDUS SOFTWARE INC.
4140 Dublin Boulevard, Suite 400
Dublin, California 94568

To our stockholders:

       You are cordially invited to attend the 2016 annual meeting of stockholders of Callidus Software Inc., which is scheduled to be held on Wednesday, June 8, 2016, at 10:00 a.m. Pacific Time at our headquarters located at 4140 Dublin Boulevard, Suite 400, Dublin, California 94568.

       We will be using the "Notice and Access" method of providing proxy materials to stockholders via the Internet. On or about April 28, 2016, we will mail a Notice of Internet Availability of Proxy Materials to our stockholders of record as of April 11, 2016, other than those stockholders who previously requested electronic or paper delivery of communications from us. The Notice of Internet Availability of Proxy Materials will contain instructions on how to access an electronic copy of our proxy materials, including this proxy statement and our annual report, which contains information about our business and includes our 2015 audited financial statements, as well as instructions with respect to how to vote your shares. This notice will also contain instructions on how to request a printed copy of our proxy materials. Details regarding the business to be conducted at the annual meeting are described in the following notice of annual meeting and proxy statement.

       Your vote is important. Whether or not you plan to attend the annual meeting, you are urged to vote your shares as promptly as possible to ensure your representation at the annual meeting. Please review the instructions on the Notice of Internet Availability of Proxy Materials regarding voting, as well as the question and answer section in the first part of this proxy statement.

Sincerely,

BOB L. COREY Executive Vice President, Chief Financial Officer

Dublin, California
April 28, 2016

YOUR VOTE IS IMPORTANT

To assure your representation at the annual meeting, you are requested to review the specific instructions on how to vote your shares in the Notice of Internet Availability of Proxy Materials that you received in the mail, and review "Questions and Answers About the Annual Meeting, the Proxy Materials and Voting Your Shares – What Are The Different Methods That I Can Use To Vote My Shares Of Common Stock?" below, or, if you requested printed proxy materials, complete, sign and date the enclosed proxy card and return it in the enclosed envelope, all as promptly as possible.

CALLIDUS SOFTWARE INC.
4140 Dublin Boulevard, Suite 400
Dublin, California 94568
(925) 251-2200

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE:	10:00 a.m. Pacific Time, on June 8, 2016
PLACE:	Callidus Software Inc. 4140 Dublin Boulevard, Suite 400 Dublin, California 94568
ITEMS OF BUSINESS:	(1) Elect Class I directors.
(2) Hold advisory vote on executive compensation.
(3) Ratify appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2016.
(4) Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
WHO CAN VOTE:	You are entitled to vote if you were a stockholder of record at the close of business on the record date of April 11, 2016.
VOTING BY PROXY:
Please submit a proxy as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions on voting, please refer to the Notice of Internet Availability of Proxy Materials.
2015 ANNUAL REPORT:	A copy of our annual report can be obtained by following the instructions on the Notice of Internet Availability of Proxy Materials.
DATE OF MAILING:
A Notice of Internet Availability of Proxy Materials will be mailed to you on or about April 28, 2016. The notice will provide instructions on how to access this proxy statement, any accompanying proxy card or voting instruction form and our 2015 annual report, as applicable, via the Internet and/or how to request a printed copy of these materials.

       IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 8, 2016. The proxy materials, including this proxy statement and our annual report, which includes our 2015 Annual Report on Form 10-K, are available on the following website: http://proxydocs.calliduscloud.com.

       You are requested to cast your proxy as instructed in the Notice of Internet Availability of Proxy Materials whether or not you expect to attend the meeting in person.

By Order of the Board of Directors

BOB L. COREY Executive Vice President, Chief Financial Officer
Dublin, California April 28, 2016

CALLIDUS SOFTWARE INC.

2016 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT

PROXY STATEMENT
2016 ANNUAL MEETING OF STOCKHOLDERS
CALLIDUS SOFTWARE INC.
(Solicited on behalf of the Board of Directors)

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING, THE PROXY MATERIALS AND VOTING YOUR SHARES

WHAT IS A PROXY?

       The board of directors of Callidus Software Inc. is soliciting your vote at our 2016 annual meeting of stockholders. A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. Leslie J. Stretch and Bob L. Corey have been designated as proxies for our 2016 annual meeting of stockholders.

WHO CAN VOTE AT THE MEETING?

       The record date for our 2016 annual meeting of stockholders is April 11, 2016. The record date was established by our board of directors. Stockholders of record at the close of business on the record date are entitled to:

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    receive notice of the meeting; and

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    vote at the meeting and any adjournments or postponements of the meeting.

       On April 11, 2016, the record date for the annual meeting, 59,109,473 shares of our common stock were outstanding. Each stockholder is entitled to one vote for each share of common stock held on the record date.

WHY DID I RECEIVE A NOTICE IN THE MAIL REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF A FULL SET OF PROXY MATERIALS?

       Under rules adopted by the U.S. Securities and Exchange Commission (the "SEC"), we are permitted to furnish our proxy materials to our stockholders by providing access to such materials over the Internet, rather than mailing printed copies of those materials to each stockholder. Each stockholder who receives a Notice of Internet Availability of Proxy Materials and/or printed materials has the right to vote on all matters presented at the meeting.

       You will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability of Proxy Materials will provide instructions as to how you may access and review a copy of our proxy materials on the Internet, including this proxy statement and our annual report. The notice also includes instructions for requesting a printed copy of the proxy materials. If you share an address with another stockholder and have received only one notice, follow the instructions on the notice to request a separate copy of these materials to be sent to you at no cost. Beneficial owners (as described below) may contact their broker, bank or nominee to request a separate copy of these materials.

CAN I VOTE MY SHARES BY FILLING OUT AND RETURNING THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS?

       No. The Notice of Internet Availability of Proxy Materials only identifies the items to be voted on at the annual meeting. You cannot vote by marking the notice and returning it. The notice provides instructions on how to cast your vote. For additional information, see "Questions and Answers About the

Annual Meeting, the Proxy Materials and Voting Your Shares – What Are The Different Methods That I Can Use To Vote My Shares Of Common Stock?" below.

WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A "STOCKHOLDER OF RECORD" AND HOLDING SHARES AS "BENEFICIAL OWNER" OR IN "STREET NAME"?

       Most stockholders hold their shares through an account with a broker, bank or nominee rather than directly in their own name, and are known as "beneficial owners" of their shares, holding the shares in "street name". As summarized below, there are some distinctions between shares held of record and those owned beneficially or in street name.

       Stockholder of Record:    If your ownership of shares is registered directly in your name with our transfer agent, you are considered the "stockholder of record" of those shares. As a stockholder of record, you have the right to grant your voting proxy directly to us by submitting your vote by physical proxy, by telephone or Internet, or by voting in person at the annual meeting. For additional information, see "Questions and Answers About the Annual Meeting, the Proxy Materials and Voting Your Shares – What Are The Different Methods That I Can Use To Vote My Shares Of Common Stock?" below.

       Beneficial Owner:    If your shares are held in a stock brokerage account or by a bank or nominee, you are considered the "beneficial owner" of shares held in street name, and the Notice of Internet Availability of Proxy Materials is being forwarded to you by your broker, bank or nominee (who is considered the stockholder of record with respect to those shares). As a beneficial owner, you have the right to direct your broker, bank or nominee as to how to vote your shares if you follow the instructions you receive from your broker, bank, or nominee. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you request, complete and deliver the proper documentation provided by your broker, bank or nominee and bring it with you to the meeting.

WHAT ARE THE DIFFERENT METHODS THAT I CAN USE TO VOTE MY SHARES OF COMMON STOCK?

       Stockholder of Record:    If you are a stockholder of record, there are several ways for you to vote your shares, as follows:

         By Written Proxy:    Stockholders of record who have specifically requested and received printed proxy materials can vote their shares by marking, signing and timely returning the proxy card that is enclosed with the printed proxy materials.

         By Telephone or over the Internet:    Stockholders of record who received the Notice of Internet Availability of Proxy Materials can vote their shares via the Internet by following the instructions provided in the notice. In addition, stockholders who requested a printed set of proxy materials may vote over the telephone. Stockholders of record who vote by telephone or via the Internet need not return a proxy card by mail. The Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time, on June 7, 2016.

         In Person:    All stockholders of record may vote in person at the annual meeting. For those planning to attend in person, we also recommend submitting a proxy card or voting by telephone or via the Internet to ensure that your vote will be counted if you later decide not to attend the meeting.

       Beneficial Owner:    Beneficial owners should have received the Notice of Internet Availability of Proxy Materials or voting instructions from their broker, bank or nominee. Beneficial owners must follow the instructions in the notice or voting instructions provided by their broker, bank or nominee in order to direct such broker, bank or nominee as to how to vote their shares. The availability of telephone and

Internet voting depends on the voting process of such broker, bank or nominee. Street name or beneficial owners must obtain a legal proxy from their broker, bank or nominee prior to the annual meeting in order to vote in person.

HOW MANY SHARES MUST BE PRESENT TO HOLD THE MEETING?

       A majority of our outstanding shares as of the record date must be present at the annual meeting in order to hold the annual meeting and conduct business. This is called a quorum. Shares are counted as present at the annual meeting if the holder of the shares:

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    is present and votes in person at the annual meeting;

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    has timely voted their shares by telephone or over the Internet; or

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    has timely and properly submitted a proxy card.

       If there are not enough shares present in person, by telephone, over the Internet, and by timely and properly submitted proxy cards to constitute a quorum, the annual meeting may be adjourned until such time as a sufficient number of shares are present.

HOW ARE ABSTENTIONS COUNTED?

       Stockholders may choose to abstain or refrain from voting their shares on one or more issues presented for a vote at the annual meeting. However, for purposes of determining the presence of a quorum, abstentions are counted as present. Abstentions will have no effect on Proposal One (for the election of all of the director nominees), and will have the effect of a vote against Proposal Two (to approve, on an advisory basis, our executive compensation) and Proposal Three (to ratify the selection of KPMG LLP ("KPMG") as our independent auditors for the fiscal year ending December 31, 2016).

WHAT IF A STOCKHOLDER DOES NOT PROVIDE A PROXY OR, IF A PROXY IS RETURNED, IT DOES NOT SPECIFY A CHOICE FOR ONE OR MORE ISSUES?

       Stockholders should specify their choice for each issue to be voted upon at the annual meeting, by telephone or over the Internet, in person, or by written proxy, as applicable. If no proxy is returned (including by telephone or over the Internet) or if a proxy is signed and returned but no specific instructions are given on one or more of the issues to be voted upon at the annual meeting, proxies will be voted in accordance with applicable rules, laws and regulations as follows:

       Stockholder of Record:    If you are a stockholder of record and you do not return a proxy (including by telephone or over the Internet), your shares will not be voted at our annual meeting and your shares will not be counted for purposes of determining whether a quorum exists. If you do return a proxy (including by telephone or over the Internet), but you fail to specify how your shares should be voted on one or more issues to be voted upon at our annual meeting, then, to the extent you did not specify a choice, your shares will be voted: (i) FOR Proposal One for the election of all of the director nominees; (ii) FOR Proposal Two to approve, on an advisory basis, our executive compensation; and (iii) FOR Proposal Three to ratify the selection of KPMG as our independent auditors for the fiscal year ending December 31, 2016.

       Beneficial Owner:    If you are a beneficial owner and (i) you do not return a proxy (including by telephone or over the Internet) to your broker, bank or nominee who holds your shares, or (ii) you do provide a proxy (including by telephone or over the Internet), but you fail to specify your voting instructions on one or more of the issues to be voted upon at our annual meeting, under applicable rules, your broker, bank or nominee may exercise discretionary authority to vote your shares on routine proposals, but may not vote your shares on non-routine proposals. However, the shares that cannot be voted by brokers, banks and other nominees on non-routine matters, but are represented at the meeting, will be deemed present at our annual meeting for purposes of determining whether the necessary quorum exists to proceed with our annual meeting, but such shares are not considered entitled to vote on the non-routine proposals.

       We believe that under applicable rules, Proposal Three: Ratification of Appointment of Independent Auditors, to ratify the selection of KPMG as our independent auditors for the fiscal year ending December 31, 2016, is considered a routine matter for which brokerage firms may vote shares that are held in the name of brokerage firms and not voted by the applicable beneficial owners.

       However, we believe that all other proposals for consideration at the annual meeting are considered non-routine matters under applicable rules. Accordingly, brokers, banks or other nominees cannot vote on any of these proposals without instructions from beneficial owners.

HOW DO I CHANGE OR REVOKE MY PROXY?

       You may change or revoke your proxy at any time before it is voted. Proxies for shares held of record may be changed or revoked by timely: filing with our Secretary a written notice of revocation bearing a later date than the proxy, or by duly executing a later dated proxy relating to the same shares and submitting it over the Internet, by telephone, or by mail to our Secretary, or by attending our annual meeting and voting in person (although attendance at our annual meeting will not in and of itself constitute a revocation of a proxy). Any notice of revocation or subsequent proxy must be delivered prior to the commencement of the vote at the annual meeting. Any written notice of revocation or subsequent proxy for shares held of record should be delivered to: Callidus Software Inc., 4140 Dublin Boulevard, Suite 400, Dublin, California 94568, Attention: Secretary.

       Proxies for shares held in "street name" by beneficial owners may be changed or revoked by following the directions provided by your broker, bank or nominee regarding how to change or revoke your proxy, or if you have obtained a legal proxy from the holder of record giving you the right to vote your shares, by attending our annual meeting and voting in person.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD AND/OR NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS?

       It means that your shares are registered differently or you have multiple accounts. Please vote all of these shares by, as applicable, completing and returning each proxy card or following the instructions on each Notice of Internet Availability of Proxy Materials you receive. For additional information, see "Questions and Answers About the Annual Meeting, the Proxy Materials and Voting Your Shares – What Are The Different Methods That I Can Use To Vote My Shares Of Common Stock?" above.

HOW DO I PROPOSE ACTIONS FOR CONSIDERATION OR NOMINATE INDIVIDUALS TO SERVE AS DIRECTORS AT NEXT YEAR'S ANNUAL MEETING OF STOCKHOLDERS?

       Stockholders may submit proposals for consideration at a future annual meeting of stockholders, including director nominations. The manner in which you may present a proposal or nominate a candidate for the board of directors is described in our bylaws. You may contact our Secretary at our corporate headquarters for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. Our bylaws are also available on our Internet website located at www.calliduscloud.com/about-us/investor-relations/corporate-governance/. If you submit the name of a candidate for nomination to the board of directors to the Secretary, you should also submit all information relating to such potential nominee required under Regulation 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including biographical and other information about the candidate, a statement of the candidate's qualifications and any other data that supports the nomination.

       Pursuant to Rule 14a-8 of the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders by submitting their proposals to our Secretary in a timely manner. In order to be considered for inclusion in our proxy materials for our 2017 annual meeting of stockholders, proposals must be received by us no later than December 30, 2016 and have complied with the requirements of Rule 14a-8 of the Exchange Act.

       Stockholders intending to present a proposal at our 2017 annual meeting, but not intending to have such proposal included in our 2017 proxy materials, must comply with the requirements set forth in our bylaws. The bylaws require, among other things, that you must submit a written notice of intent to present such a proposal to our Secretary at our principal executive offices not later than the close of business on the 90th calendar day, nor earlier than the close of business on the 120th calendar day, prior to the first anniversary of the preceding year's annual meeting. Therefore, we must receive notice of such proposals for the 2017 annual meeting on or after February 8, 2017 and on or before March 10, 2017. Notices received outside of this period, along with any proposals contained therein, will be considered untimely and the proposals or nominees set forth therein will not be brought before the annual meeting.

WHO BEARS THE COST OF THIS SOLICITATION?

       We pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition, we may reimburse banks, brokers, and other custodians, nominees and fiduciaries who represent beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of our directors, officers and employees, personally or by mail, telephone, facsimile, email or other means of communication (electronic or otherwise). No additional compensation will be paid for such services.

WHAT IF ONLY ONE COPY OF THESE PROXY MATERIALS OR THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS WAS DELIVERED TO MULTIPLE STOCKHOLDERS WHO SHARE A SINGLE ADDRESS?

       We have adopted a procedure called "householding," which the SEC has approved. Under this procedure, we deliver a single copy of the Notice of Internet Availability of Proxy Materials and, if applicable, the proxy materials to multiple stockholders who have the same last name and share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written request to us at Callidus Software Inc., 4140 Dublin Blvd., Suite 400, Dublin, California, 94568, Attn: Secretary or by telephone at (925) 251-2200, we will promptly deliver a separate copy of the annual report, the Notice of Internet Availability of Proxy Materials and/or, as applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of the materials. To request separate delivery of these materials now or in the future, or to request delivery of a single copy of the annual report, notice or proxy materials if you are receiving multiple copies, you may submit a written request to the above address or call the above telephone number.

PROPOSAL ONE: ELECTION OF DIRECTORS

       In voting on the election of our director nominees, stockholders may:

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    vote in favor of all nominees;

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    withhold votes as to all nominees; or

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    withhold votes as to specific nominees.

       Assuming a quorum is present, directors will be elected by a plurality of the votes cast.

       Our bylaws provide that the board of directors may consist of five to nine directors, the exact number of which is determined by the board of directors from time to time. The board of directors has set the authorized number of board members at seven.

       Our certificate of incorporation and bylaws provide for the board of directors to be divided into three classes, each with a three-year term. The term of office for Class I directors expires at our 2016 annual meeting, the term of office for Class II directors expires at our 2017 annual meeting, and the term of office for our Class III directors expires at our 2018 annual meeting. A director who is elected to fill a vacancy will serve for the remainder of the term of the class of directors in which the vacancy occurred and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.

       As a result of the resignation of David Pratt as a member of our board of directors, effective October 26, 2015 and reported in our Current Report on Form 8-K filed with the SEC on July 30, 2015, we had only one Class I director, Mr. Culhane. At a meeting of our board held on February 22, 2016, the board determined to move one director from another class into Class I, to achieve a more equal balance of membership among the classes of directors. Accordingly, on February 22, 2016, Murray D. Rode agreed to resign as a Class III director, and was immediately reappointed to the board as a Class I director. Mr. Rode continues to serve on our Compensation Committee. The resignation and reappointment of Mr. Rode was effected solely to satisfy legal requirements under Delaware law and our certificate of incorporation and bylaws in order to rebalance the board classes. For all other purposes, including director compensation and vesting of equity awards, Mr. Rode's service on the board is deemed to have continued uninterrupted.

       Our board of directors is presently composed of seven members, six of whom are independent directors within the meaning of the listing standards of the NASDAQ Global Market ("NASDAQ"). The two nominees standing for election at the 2016 annual meeting are Class I directors whose term of office expires at such meeting. These nominees are both current members of the board of directors and have been previously elected by the stockholders. If elected at the 2016 annual meeting, each Class I nominee would serve until the 2019 annual meeting and until his successor is elected and qualified, or until his earlier death, resignation, or removal.

       The current members of our board directors are listed in the table below:

Class I (2016)	Class II (2017)	Class III (2018)
Mark A. Culhane	William B. Binch	Charles M. Boesenberg
Murray D. Rode	Michele Vion Choka	Leslie J. Stretch
Kevin M. Klausmeyer

Vote Required

       The two Class I directors being voted on this year are elected by a plurality of the votes cast. This means that the director nominee with the most affirmative votes for a particular seat is elected for that seat. Abstentions have no effect on the outcome of the vote.

Majority Vote Policy

       Our corporate governance guidelines set forth the procedures if a nominee for director is elected but receives a majority of "withheld" votes. In an uncontested election (i.e., an election where the only nominees are those recommended by the board of directors), any nominee for director who receives a greater number of votes "withheld" from his or her election than votes "for" such election (a "Majority Withheld Vote") is obligated to tender his or her resignation to the board of directors promptly following certification of the stockholder vote. This year's election is an uncontested election.

       In the event of a tendered resignation following a Majority Withheld Vote, the nominating and corporate governance committee (the "NCG committee") will thereafter promptly consider the resignation offer and recommend alternatives to the board of directors with respect to the tendered resignation, which may include accepting the resignation, maintaining the director but addressing the underlying cause of the withheld votes, resolving not to re-nominate the director in the future, rejecting the resignation, or taking any other action the committee deems to be appropriate and in our best interests. In considering what action to recommend with respect to the tendered resignation, the NCG committee will take into account all factors deemed relevant by the members of the NCG committee, including, without limitation, any stated reasons why stockholders "withheld" votes for election from such director, the length of service and qualifications of the director whose resignation has been tendered, the overall composition of the board of directors, the particular directors' contributions to us and our corporate governance guidelines.

       The board of directors will act on the NCG committee's recommendation no later than 90 days following certification of the stockholder vote. In considering the NCG committee's recommendation, the board of directors will consider the factors and possible actions considered by the NCG committee and such additional information, factors and possible actions the board of directors believes to be relevant or appropriate.

       Following the board of directors' decision on the NCG committee's recommendation, we will promptly disclose the board of directors' action with respect to the tendered resignation (providing a description of the process by which the decision was reached and, if applicable, the reasons for not accepting the tendered resignation) in a Form 8-K filed with the SEC.

       Except as indicated below, any director who tenders his or her resignation pursuant to this provision shall not participate in the NCG committee's recommendation or the board of directors' consideration regarding the action to be taken with respect to the tendered resignation. If a majority of the members of the NCG committee receive a Majority Withheld Vote at the same election, then the independent directors who are on the board of directors who did not receive a Majority Withheld Vote will appoint a committee amongst themselves solely for the purpose of considering the tendered resignation(s) and will recommend to the board of directors action to be taken with respect to the tendered resignation(s). This committee may, but need not, consist of all of the independent directors who did not receive a Majority Withheld Vote. If all of the independent directors receive Majority Withheld Votes, all directors will participate in the consideration of the action to be taken with respect to the tendered resignation(s). To the extent that one or more directors' resignation(s) are accepted by the board of directors, the NCG committee will recommend to the board of directors whether to fill such vacancy or vacancies or to reduce the size of the board of directors.

       It is the intention of the persons named as proxies herein to vote in favor of the candidates nominated by the board of directors unless such authority is withheld, either by affirmative vote of the stockholders or deemed withheld by the failure of stockholders to submit their votes. If any nominee should not be available for election, the proxies will be voted in the best judgment of the persons authorized as proxies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE DIRECTOR NOMINEES.

       Set forth below is biographical information for each of the director nominees as well as for each director whose term of office will continue after the 2016 annual meeting of stockholders.

Information about Director Nominees

       Mark A. Culhane, age 56, has served as a director of Callidus since 2010. Since December 2012, Mr. Culhane has been Chief Financial Officer at Lithium Technologies, Inc., a software company that helps companies better connect with their customers. From 2001 to May 2012, Mr. Culhane was Executive Vice President and Chief Financial Officer of DemandTec, Inc., an IBM Corporation company that provides consumer demand management solutions. Previously, Mr. Culhane worked at iManage, Inc., a provider of e-business content and collaboration software, SciClone Pharmaceuticals, Inc., an international biopharmaceutical company, and at the public accounting firm Price Waterhouse. Mr. Culhane earned his B.S. in Business Administration from the University of South Dakota. The board of directors believes that Mr. Culhane's extensive experience in key operational and financial positions, along with his decade of work as an auditor, provide the board of directors and our audit committee with valuable insight and perspectives regarding public company accounting, particularly in light of our focus on recurring revenues.

       Murray D. Rode, age 51, has served as a director of Callidus since June 2014. Mr. Rode is currently Chief Executive Officer of TIBCO Software Inc., a private company that provides real time integration, process automation and analytics software to companies around the globe. Mr. Rode began his career with TIBCO's predecessor company in 1995. He was instrumental in the creation of TIBCO Software in 1997, its subsequent public offering in 1999 and its sale to Vista Equity Partners in 2014. He has held a diverse set of roles during his tenure at TIBCO prior to becoming CEO, including Chief Operating Officer, Chief Financial Officer and Executive Vice President, Strategic Operations. Mr. Rode was a management consultant before joining TIBCO and holds a B.A. degree from the University of Alberta, Canada. Mr. Rode's knowledge of the software industry and his extensive operational expertise add an important perspective to our board of directors.

Information about Other Directors

       Charles M. Boesenberg, age 67, has served as a director of Callidus since 2006, as Executive Chairman of the Board from 2007 to 2008, and as Chairman of the Board since 2008. From 2002 to 2006, Mr. Boesenberg served as Chief Executive Officer and Chairman of the Board at NetIQ Corporation, a provider of integrated systems and security management solutions. Prior to joining NetIQ, Mr. Boesenberg held senior executive positions at IBM Corporation, a multinational technology and consulting corporation, and Apple Inc., a global provider of various products and related software, peripherals and services, and served as President and Chief Executive Officer of Central Point Software Inc., Magellan Navigation, Inc. and Integrated Systems Inc. Mr. Boesenberg currently serves as a member of the board of directors of Silicon Graphics International Corp., a provider of computer servers and data storage solutions, and Boingo Wireless, Inc., a Wi-Fi software and services provider. Previously, Mr. Boesenberg was a director at Websense, Inc., Keynote Systems, Inc., Ancestry.com Inc., Interwoven Inc., Symantec Corporation, Macromedia, Inc. and Maxtor Corporation. Mr. Boesenberg holds a B.S. in Mechanical Engineering from the Rose Hulman Institute of Technology and a M.S. in Business Administration from Boston University. Mr. Boesenberg is a veteran leader adept at implementing and advancing strategic initiatives, negotiating mergers and acquisitions, managing corporate operations and guiding executives.

His familiarity and skill in interacting with the investment community also adds to his value to the board of directors.

       William B. Binch, age 76, has served as a director of Callidus since 2005 and as the Lead Independent Director of our board of directors since 2008. Mr. Binch served as Chief Executive Officer and President of SeeCommerce, a business performance management software company, from 2003 until his retirement in 2004. Prior to joining SeeCommerce in 1999, Mr. Binch served as Senior Vice President of Worldwide Operations for Hyperion Solutions Corporation, an enterprise software and services company, and as a senior executive at Business Objects S.A. and Prism, Inc., both of which are business intelligence and data-warehousing companies. He also served as VP of Strategic Accounts at Oracle Corporation where he was a critical contributor to the launch and success of their enterprise applications businesses, particularly for the technology industry. Mr. Binch serves as a member of the board of directors of Saama Technologies, Inc., a consulting and system integration firm specializing in business intelligence and analytics. Mr. Binch holds a B.S. in I.E. from the University of Maryland. The board of directors believes that Mr. Binch's extensive experience as a senior executive, and detailed knowledge about the oversight of sales organizations, in particular, are important assets that assist our board of directors and management to identify and define our strategic initiatives and contribute to the structuring of our internal operations.

       Michele Vion Choka, age 56, has served as a director of Callidus since 2005. Ms. Choka has been employed as Vice President, Human Resources at Bill Barrett Corporation, a natural resources development and exploratory property company, since August 2010. Ms. Choka previously was employed at Level 3 Communications, Inc., an international communications company, starting in 2006 and ultimately as Group Vice President of Human Resources up to January 2010. Ms. Choka was also previously employed at Sun Microsystems, Inc., a computer networking company, in a variety of positions, and held senior human resource and compensation positions at Storage Technology Corporation, a data management and storage company; Electronic Data Systems Corporation, a global technology services company; and JP Morgan, a global financial services firm. Ms. Choka holds a B.A. in East Asian Studies and Economics from Wesleyan University. The board of directors believes the vast knowledge of human resources activities, including a wide variety of compensation plan structures, which Ms. Choka brings to the board of directors is strategically important to the development of our products for target markets and to structuring and maintaining our operations.

       Kevin M. Klausmeyer, age 57, has served as a director of Callidus since 2013. He also currently serves on the board of directors of Hortonworks, Inc., a public company that develops and supports an open source data platform, and various privately-held companies, including Unitrends, Inc., a data back-up and disaster recovery software company. Mr. Klausmeyer also previously served on the boards of Quest Software, Inc. and Sourcefire, Inc., both public companies, acquired by Dell Inc. and Cisco Systems, Inc., respectively. From 2006 to 2011, Mr. Klausmeyer was Chief Financial Officer of The Planet, Inc., one of the pioneers in the infrastructure-as-a-service (IaaS) market. Before joining The Planet, Mr. Klausmeyer was Chief Financial Officer of RLX Technologies, Inc., a developer of management and provisioning software, and of PentaSafe Security Technologies, Inc., an enterprise security management software provider. Mr. Klausmeyer previously held positions with BMC Software, Inc., an IT management software company, and spent 13 years in public accounting with Arthur Andersen LLP. Mr. Klausmeyer graduated from the University of Texas with a B.B.A. in Accounting. Mr. Klausmeyer's extensive experience with companies in the software and technology industry, deep understanding of the complex financial and operational issues facing global companies, and extensive knowledge of accounting principles and financial reporting rules and regulations represent a valuable skillset for our board of directors.

       Leslie J. Stretch, age 54, has served as our President and CEO since 2007 and has served as a director on our board of directors since July 2008. Mr. Stretch was our Senior Vice President, Global Sales, Marketing and On-Demand Business in 2007, our Senior Vice President, Worldwide Sales from 2006 to 2007 and Vice President, Worldwide Sales from 2005 to 2006. Mr. Stretch is currently on the board of directors of QAD Inc., a provider of enterprise software and services for global manufacturers, and serves on its audit committee. Prior to joining Callidus, Mr. Stretch served as interim Chief Executive Officer for The Hamsard Group, plc., a software solutions and services provider, in the United Kingdom during 2005. Previously, Mr. Stretch served in a variety of roles at Sun Microsystems, Inc., a computer networking company, most recently as Senior Vice President of Global Channel Sales. Prior to joining Sun Microsystems, Inc. (since acquired by Oracle Corporation), Mr. Stretch served in a variety of roles at Oracle Corporation, UK, an enterprise software provider. Mr. Stretch holds a B.A. in Economics and Economic History from the University of Strathclyde and a Postgraduate Diploma in Computer Systems Engineering from the University of Edinburgh. Mr. Stretch is a sales veteran with more than 20 years of increasing responsibilities across small to very large multi-national sales organizations. His thorough understanding of the motivating factors that drive sales representatives as well as the challenges that organizations encounter managing sales performance programs helps to establish and direct our corporate goals and objectives. Additionally, as our President and CEO, Mr. Stretch's oversight of all facets of our business provides him with a comprehensive understanding of our operations, goals and opportunities critical to the supervisory role of our board of directors.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

       Our board of directors, which is elected by our stockholders, is responsible for directing and overseeing our business and affairs. In carrying out its responsibilities, the board selects and monitors our top management, provides oversight of our financial reporting processes, and determines and implements our corporate governance policies.

       Our board of directors and management are committed to good corporate governance to ensure that we are managed for the long-term benefit of our stockholders, and we have a variety of policies and procedures to promote such goals. To that end, during the past year, our board and management periodically reviewed our corporate governance policies and practices to ensure that they remain consistent with the requirements of the U.S. securities laws, SEC rules, and the listing standards of NASDAQ. In doing so, our board of directors also reviewed current best practices of similarly situated public companies.

       Besides verifying the independence of the members of our board of directors and committees (which is discussed in the section entitled "Independence of the Board of Directors" below), at the direction of our board, we also:

    •
    periodically review and make necessary changes to the charters for our audit and qualified legal compliance, compensation and NCG committees;

    •
    have established disclosure control policies and procedures in accordance with the requirements of the Sarbanes-Oxley Act and the rules and regulations of the SEC;

    •
    have a procedure in place for receipt and treatment of anonymous and confidential complaints or concerns regarding audit or accounting matters; and

    •
    have a code of business conduct and ethics that applies to our officers, directors and employees.

       In addition, we have adopted a set of corporate governance guidelines. The NCG committee is responsible for reviewing our corporate governance guidelines from time to time and reporting and making recommendations to the board of directors concerning corporate governance matters. Our corporate governance guidelines address matters such as:

    •
    Director Independence – Independent directors must constitute a substantial majority of our board of directors.

    •
    Monitoring Board Effectiveness – The board of directors must conduct an annual self-evaluation of the board of directors and its committees.

    •
    Chairman of the Board and Lead Independent Director – The roles and responsibilities of the Chairman of the Board and the Lead Independent Director are generally described in our corporate governance guidelines, as described under the section entitled "Board Leadership Structure" below.

    •
    Executive Sessions of Directors – The Chairman of the Board, the Lead Independent Director, and/or the independent chairpersons of the applicable committees regularly lead meetings among non-employee directors without management present.

    •
    Board Access to Independent Advisors – Our board of directors as a whole, and each of its committees separately, have authority to retain independent consultants, counselors or advisors as each deems necessary or appropriate.

    •
    Board Committees – All members of the audit, compensation and NCG committees are independent in accordance with applicable NASDAQ criteria.

       Copies of our corporate governance guidelines, code of business conduct and ethics, and committee charters can be found on our Internet website at www.calliduscloud.com/about-us/investor-relations/corporate-governance/.

Meetings of the Board of Directors

       Our board of directors held seven regular and special meetings in 2015. Each director attended at least 75% of the aggregate number of meetings of the board and committees on which such director served that were held during 2015. Under our corporate governance guidelines, directors are expected to be active and engaged in discharging their duties and keeping themselves informed about our business and operations. Directors are also expected to make every effort to attend all meetings of the board of directors and of the committees on which they serve, and are invited and encouraged to attend our annual meetings of stockholders. All of our directors attended our 2015 annual meeting of stockholders.

Risk Oversight

       The role of our board of directors in our risk oversight process includes receiving regular reports from senior management on areas of material risk to our business, including operational, financial, legal and regulatory, strategic, ethical and reputational risks. Our board has formalized this process by establishing a Corporate Compliance Program and appointing a Chief Compliance Officer to oversee its operations. The entire board of directors (or an appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the Chief Compliance Officer, as well as additional comments or recommendations from any member of senior management, to enable it to understand our risk identification, risk management and risk mitigation processes and strategies. Additionally, when a committee receives a report on a particular risk, the chairperson of the relevant committee may also report on the discussion to the entire board of directors during the committee reports portion of the next meeting of the board. This enables the board and its committees to coordinate the risk oversight role.

Code of Business Conduct and Ethics

       We have a code of business conduct and ethics that applies to all of our directors, officers and employees, including our Chief Executive Officer ("CEO"), principal financial officer and principal accounting officer. During 2015, no waivers were granted from any provision of the code of business conduct and ethics.

       A copy of our code of business conduct and ethics is available on our Internet website at www.calliduscloud.com/about-us/investor-relations/corporate-governance/ and may also be obtained without charge by contacting our Secretary at Callidus Software Inc., 4140 Dublin Boulevard, Suite 400, Dublin, California 94568. We intend to post any amendments to or waivers from our code of business conduct and ethics (to the extent applicable to our CEO, principal financial officer or principal accounting officer) on our website referred to above.

Stockholder Communications with the Board of Directors

       Stockholders and other parties interested in communicating directly with the board of directors may do so by writing to: Board of Directors, c/o Callidus Software Inc., 4140 Dublin Boulevard, Suite 400, Dublin, California 94568 or by e-mail to callidusboard@calliduscloud.com. The Lead Independent Director is available for periodic consultation and direct communication with our major stockholders. Stockholders and others may also direct their correspondence solely to the Chairperson of the audit committee or to our Secretary. Concerns relating to accounting, internal controls or auditing matters are brought to the attention of our audit committee and handled in accordance with applicable procedures established by the audit committee.

Independence of the Board of Directors

       Consistent with our corporate governance guidelines and NASDAQ rules, our board of directors has determined that, as of the date of this proxy statement, all of the members of our board of directors other than our CEO are "independent directors." All members of the audit and qualified legal compliance committee, the compensation committee, and the NCG committee are "independent directors."

Board Leadership Structure

       The positions of CEO and Chairman of the Board are separate. The board of directors believes that separating these roles provides the right foundation to pursue strategic and operational objectives, while maintaining effective oversight and objective evaluation of corporate performance.

       Our Chairman of the Board is an independent director, and we have a separate Lead Independent Director. Mr. Boesenberg currently serves as our Chairman of the Board and Mr. Binch serves as our Lead Independent Director.

       The board of directors has the authority, with input of the NCG Committee, to define the duties of each or both of those roles, as they may change from time to time. Some of the duties allocated by the board to these two positions include:

    •
    presiding at meetings of the board of directors;

    •
    presiding at executive sessions of the independent directors;

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    serving as a liaison between the CEO and the independent directors and leading the process of the CEO's annual evaluation;

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    approving meeting agendas for the board of directors;

    •
    approving meeting schedules to assure that there is sufficient time for discussion of all items;

    •
    the authority to call meetings of the independent directors; and

    •
    being available for consultation and direct communication if requested by major stockholders.

Executive Sessions

       The board of directors regularly holds executive sessions without executive management present. Board executive sessions are led by either the Chairman of the Board or the Lead Independent Director, and committee executive sessions are led by the applicable independent committee chairperson. Any director can request additional executive session(s) to be scheduled.

Compensation Plans Risk Assessment

       As part of its oversight function, our board of directors and our compensation committee in particular, along with our management team, considers potential risks when reviewing and approving various compensation plans, including executive compensation. Based on this review, our board has concluded that such compensation plans, including executive compensation, do not encourage risk taking to a degree that is reasonably likely to have a materially adverse impact on us or our operations.

Committees of the Board of Directors

       The board of directors uses committees to work on certain issues in more detail than would be reasonable at a meeting of the full board of directors. Each committee reviews the progress and results of its meetings with the full board of directors and makes recommendations to the board of directors as and when appropriate. The board presently has three standing committees: an audit committee (which also serves as our qualified legal compliance committee), a compensation committee and a nominating and corporate governance committee. Each director who served on a committee attended at least 75% of all meetings of each such committee held during 2015. Each of the three standing committees of the board of directors described below operates pursuant to a written committee charter that is available to stockholders on our Internet website at www.calliduscloud.com/about-us/investor-relations/corporate-governance/.

Director	Independent Director	Audit and Qualified Legal Compliance Committee	Compensation Committee	Nominating and Corporate Governance Committee
William B. Binch	X		X	X
Charles M. Boesenberg	X	X
Michele Vion Choka	X		X	X
Mark A. Culhane	X	X
Kevin M. Klausmeyer	X	X		X
Murray D. Rode	X		X
Leslie J. Stretch

  Audit Committee and Qualified Legal Compliance Committee

       The audit committee and qualified legal compliance committee currently consist of:

    Mark A. Culhane (Chair)
    Charles M. Boesenberg
    Kevin M. Klausmeyer

       The audit committee met five times in 2015. Each of Messrs. Culhane, Boesenberg and Klausmeyer is "independent" as defined by current NASDAQ listing standards and meets the independence requirements of the Exchange Act, including without limitation Rule 10A-3, and qualifies as a "financial expert" as defined in the SEC rules. The audit and qualified legal compliance committee charter was amended and restated on March 6, 2014 and is available on our Internet website at www.calliduscloud.com/about-us/investor-relations/corporate-governance/. Pursuant to its charter, the audit committee is responsible for the oversight of the quality and integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent auditors, the performance of our independent auditors and other significant financial matters. As more fully described in its charter, the audit committee, among other things:

    •
    has the sole authority to appoint, compensate, retain, oversee and terminate the independent auditors;

    •
    reviews and approves the scope of the annual audit;

    •
    reviews and pre-approves the engagement of our independent auditors to perform audit and non-audit services and related fees;

    •
    reviews the integrity of our financial reporting process;

    •
    reviews our financial statements, disclosures and filings with the SEC;

    •
    reviews funding and investment policies;

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    reviews and approves an annual report of the audit committee for inclusion in this proxy statement;

    •
    reviews disclosures from our independent auditors regarding independence standards;

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    reviews and, if appropriate, approves, related-party transactions and/or other conflicts or potential conflicts of interest; and

    •
    annually reviews and assesses its performance and the adequacy of its charter.

       The members of our audit committee also act as our qualified legal compliance committee ("QLCC"). The QLCC is responsible for reviewing any reports it receives from attorneys representing us or our subsidiaries of a material violation or breach arising under United States federal or state laws. The QLCC has the authority and responsibility to adopt written procedures for the confidential receipt, retention and consideration of any report of violations, and to determine whether an investigation is necessary. The QLCC also has authority to initiate investigations and recommend that we implement appropriate measures in response to such reported violations. The audit committee, acting as the QLCC, reports to the board of directors at least once a year on any reports received and investigations conducted. The QLCC conducted its annual review of 2014 and 2015 during the audit committee meetings in February 2015 and 2016, respectively. As no violations or breaches were reported in 2014 or 2015, the QLCC did not hold any other meetings in 2015. The QLCC acts only by majority vote.

  Compensation Committee

       The compensation committee currently consists of:

    Michele Vion Choka (Chair)
    William B. Binch
    Murray D. Rode

       The compensation committee met five times in 2015. The board of directors has determined that each of the members of the compensation committee is: (i) a "non-employee director" as defined in Rule 16b-3 promulgated under the Exchange Act, (ii) an "outside director" as defined pursuant to Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, and (iii) "independent" as defined by current NASDAQ listing standards, including the enhanced independence requirements for compensation committee members. The compensation committee charter was amended and restated on April 27, 2015 and is available on our Internet website at www.calliduscloud.com/about-us/investor-relations/corporate-governance/. As more fully described in its charter, the compensation committee, among other things:

    •
    oversees our compensation and benefits policies generally;

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    evaluates the performance of our senior executives and reviews our management succession plans;

    •
    oversees and sets compensation for our senior executives other than our CEO and advises and makes compensation recommendations to the board of directors for our CEO and directors;

    •
    reviews and approves an annual discussion and analysis on executive compensation for inclusion in our proxy statement;

    •
    reviews and approves any employment, severance and change of control agreements with our senior executives, as well as any other compensation arrangements; and

    •
    annually reviews and assesses its performance and the adequacy of its charter.

       A copy of the compensation committee charter can be accessed electronically at www.calliduscloud.com/about-us/investor-relations/corporate-governance/. For more information regarding the compensation committee's processes and use of consultants, see the discussion under "Compensation Discussion and Analysis" section included in this proxy statement.

    Compensation Consultant

       The compensation committee retains Frederic W. Cook & Co., Inc. ("F.W. Cook") to advise the compensation committee on marketplace trends and provide guidance with respect to peer company practices involving executive compensation, management proposals for compensation programs, and executive officer compensation decisions. F.W. Cook evaluates our equity compensation programs generally, and also consults with the compensation committee about its recommendations to the board of directors on CEO and director compensation.

    Consultant Independence

       F.W. Cook is directly accountable to the compensation committee. To maintain the independence of the firm's advice, F.W. Cook does not provide any services for us other than those described above. In addition, the compensation committee conducted a conflict of interest assessment in 2015 by using the factors applicable to compensation consultants under SEC rules and no conflict of interest was identified.

  Nominating and Corporate Governance Committee

       The nominating and corporate governance committee ("NCG committee") currently consists of:

    William B. Binch (Chair)
    Michele Vion Choka
    Kevin M. Klausmeyer

       The NCG committee met two times in 2015. The board of directors has determined that each of the members of the NCG committee is "independent" as defined under current NASDAQ listing standards. The NCG committee charter was amended and restated on March 6, 2014 and is available on our Internet website at www.calliduscloud.com/about-us/investor-relations/corporate-governance/. As more fully described in its charter, the NCG committee, among other things:

    •
    makes recommendations to our board of directors regarding nominees to the board of directors proposed for election by our stockholders as well as individuals to be considered to fill any vacancies that may occur on the board of directors;

    •
    establishes criteria for membership on the board of directors and its committees, including criteria as to director independence;

    •
    oversees the process for evaluating the performance of our board of directors and its committees;

    •
    evaluates the current composition, organization and governance of our board of directors and its committees, determines future requirements and makes recommendations to our board of directors for approval;

    •
    annually reviews and evaluates its performance, including compliance with its charter; and

    •
    develops and recommends to the board of directors our corporate governance guidelines and code of business conduct and ethics and oversees compliance therewith.

Consideration of Director Nominees

  Stockholder Nominees

       Our bylaws permit stockholders to nominate directors for consideration at our annual stockholder meeting. For a description of this process, see "Questions and Answers about the Annual Meeting, the Proxy Materials and Voting Your Shares – How Do I Propose Actions for Consideration or Nominate Individuals to Serve as Directors at Next Year's Annual Meeting of Stockholders?" above. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the NCG committee. The NCG committee's policy is to consider properly submitted stockholder nominations. In evaluating all director nominations, the NCG committee seeks to balance an individual's knowledge, experience and capabilities and compliance with the membership criteria set forth below under "Director Qualifications."

  Director Qualifications

       Our corporate governance guidelines apply membership criteria to nominees recommended by the NCG committee for a position on our board of directors. These include judgment, diversity, age, skills, background and experience in light of the board of directors' present composition and the current challenges and needs of the board of directors and its committees. The NCG committee also takes into account the independence, financial literacy and financial expertise standards required under our corporate governance guidelines and committee charters and applicable laws and regulations, and the ability of the candidate, in light of the candidate's present activities and our corporate governance guidelines, to devote the necessary time and attention to serving as a director and a committee member. Each director must represent the interests of all stockholders. While we take into account diversity of background and experience when we identify director candidates, we do not have a formal policy that requires nominees to meet specific criteria.

  Identifying and Evaluating Nominees for Directors

       The NCG committee utilizes a variety of methods to identify and evaluate director nominees. The NCG committee regularly assesses the appropriate size of the board of directors and whether any vacancies are expected. In the event that vacancies are anticipated or otherwise arise, the NCG committee decides whether to fill such vacancies and, if so, considers various potential candidates. Candidates may come to the attention of the NCG committee through current board of director members, professional search firms engaged by the NCG committee, stockholders or others. These candidates are evaluated at regular or special meetings of the NCG committee and may be considered at any point during the year.

DIRECTOR COMPENSATION

       We believe that a combination of cash and equity compensation is appropriate to attract and retain the individuals we desire to serve on our board of directors and that this approach is comparable to the policies of our peer companies. We use the same group of peer companies for assessment of director compensation as we use for assessment of executive compensation. More specifically, our cash compensation policies are designed to encourage frequent and active interaction between directors and our executives both during and between formal meetings as well as compensate our directors for their time and effort. Further, we believe it is important to align the long-term interests of our non-employee directors with those of the company and its stockholders and that awarding equity compensation to, and thereby increasing ownership of our common stock by, our non-employee directors is an appropriate means to achieve this alignment. In February 2015, after considering recommendations and analysis from the compensation committee's independent compensation consultant, F.W. Cook, our board of directors approved an increase in the grant date value of annual equity grants to existing non-employee directors from $125,000 to $175,000. The board believes that this change brings the equity compensation for the company's non-employee directors in line with approximately the median of the company's peers. It is a part of our compensation philosophy that director compensation, both cash and equity, be at approximately the median of director compensation among our peer companies.

       Pursuant to our Executive Officer and Non-Employee Director Stock Ownership Policy (the "Stock Ownership Policy"), each non-employee director must currently own our common stock in an amount equivalent to three times the amount of the annual cash retainer that we currently pay directors for general service on our board of directors (i.e., excluding any additional retainers such as those paid for serving on committees or as chairperson). Any individual who is not currently, but subsequently becomes, subject to the foregoing Stock Ownership Policy must own the appropriate amount within three years of beginning service on the board of directors. Exceptions to this Stock Ownership Policy may be made in the case of extraordinary circumstances such as personal hardship. A copy of the Stock Ownership Policy can be accessed electronically at www.calliduscloud.com/about-us/investor-relations/corporate-governance/.

       Our non-employee directors receive an annual cash retainer for board of directors and committee service in addition to equity compensation, as set forth in further detail in the table below.

		Annual Cash Retainer (1)	Annual Equity Compensation (2)
Board of Directors Membership		$30,000	$175,000 in RSUs
Chairman of the Board		$30,000	$60,000 in RSUs
Lead Independent Director		$30,000	$30,000 in RSUs
Audit Committee	Chair	$20,000
	Member	$10,000
Compensation Committee	Chair	$15,000
	Member	$8,000
Nominating and Corporate Governance Committee	Chair	$8,000
	Member	$6,000
  (1)
  The annual cash retainers are payable in quarterly installments.
  (2)
  New directors receive $175,000 in RSUs, fully vested, on the date they first join the board. Subsequently, RSUs are awarded, and fully vest, immediately following the annual meeting of stockholders. Directors may sell the shares underlying the RSUs provided they meet the requirements of our Stock Ownership Policy after such sale. If a new director has served less than one year, at the first annual meeting after joining the board, the new director's annual RSU award will be pro-rated based on the portion of the year that the new director served on the board.

       We have entered into change of control agreements with each of our non-employee directors, which provide that, in the event of a change of control, all options and time-based restricted stock units ("RSUs") then held by each director will immediately vest.

       The table below shows the compensation received by each of our non-employee directors during 2015. Our non-employee directors do not receive fringe or other benefits.

DIRECTOR COMPENSATION TABLE

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards (RSUs) ($) (2) (3)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
William B. Binch	$76,000	$205,000	—	—	—	$281,000
Charles M. Boesenberg	$60,000	$235,000	—	—	—	$295,000
Michele Vion Choka	$51,000	$175,000	—	—	—	$226,000
Mark A. Culhane	$50,000	$175,000	—	—	—	$225,000
Kevin M. Klausmeyer	$46,000	$175,000	—	—	—	$221,000
David B. Pratt (4)	$32,826	$175,000	—	—	—	$207,826
Murray D. Rode	$38,000	$175,000	—	—	—	$213,000
  (1)
  Mr. Stretch, our President and CEO, does not receive any compensation for his service as a member of the board of directors.
  (2)
  The amounts shown reflect the aggregate grant date fair value of RSU awards determined in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718. These amounts do not represent the actual amounts paid to, or realized by, the directors during 2015. Pursuant to SEC rules, these amounts exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 10 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2015 regarding assumptions underlying valuation of equity awards.
  (3)
  RSUs are awarded and fully vested immediately following the annual meeting of stockholders.
  (4)
  Mr. Pratt retired from the board of directors effective October 26, 2015.

       The following table sets forth information with respect to RSUs granted during 2015 to our non-employee directors. No stock options were granted during 2015 to our non-employee directors. The vesting schedule and grant term is described in further detail in the "Director Compensation" section above.

Name	Grant Date	Stock Awards (RSUs): Number of Shares of Stock or Units (#)	Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Awards and Option Awards ($) (1)
William B. Binch	6/10/2015	13,777	—	—	$205,000
Charles M. Boesenberg	6/10/2015	15,793	—	—	$235,000
Michele Vion Choka	6/10/2015	11,761	—	—	$175,000
Mark A. Culhane	6/10/2015	11,761	—	—	$175,000
Kevin M. Klausmeyer	6/10/2015	11,761	—	—	$175,000
David B. Pratt (2)	6/10/2015	11,761	—	—	$175,000
Murray D. Rode	6/10/2015	11,761	—	—	$175,000
  (1)
  The amounts represent grant date fair value of each RSU award computed in accordance with FASB ASC Topic 718. These amounts do not represent the actual amounts paid to, or realized by, the directors during 2015. See Note 10 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2015 regarding assumptions underlying valuation of equity awards.
  (2)
  Mr. Pratt retired from the board of directors effective October 26, 2015.

       The following table provides information regarding outstanding equity awards, which only includes stock options, and applicable market values at the end of 2015.

		Option Awards
Name (1)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

	6/1/2011	15,000	—	$5.70	6/1/2016
William B. Binch	6/6/2012	15,000	—	$5.27	6/6/2022
	6/5/2013	15,000	—	$6.25	6/5/2023

	6/1/2011	15,000	—	$5.70	6/1/2016
	6/6/2012	15,000	—	$5.27	6/6/2022
Mark A. Culhane	6/5/2013	15,000	—	$6.25	6/5/2023

Kevin M. Klausmeyer	4/29/2013	6,666	8,334	$4.31	4/29/2023
	6/5/2013	2,500	—	$6.25	6/5/2023
  (1)
  David B. Pratt retired from the board of directors effective October 26, 2015. Based on information available to the company, Mr. Pratt held no outstanding awards at the end of 2015. To the extent Mr. Pratt acquired or sold shares in the open market after his departure, such information is not reflected here.

Compensation Committee Interlocks and Insider Participation

       None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

       In this section, we discuss and analyze the 2015 compensation of our CEO, Chief Financial Officer ("CFO"), and Chief Technology Officer ("CTO"), whom we refer to as our "named executive officers" or "NEOs."

Executive Summary

  Business Highlights

       Total revenue in 2015 was $173.1 million, an increase of 27% over 2014, and total recurring revenue, which includes both software-as-a-service ("SaaS") revenue and maintenance revenue, was $129.9 million. SaaS revenue was $115.5 million, an increase of 38% over 2014, and maintenance revenue was $14.4 million. Services and license revenue was $43.2 million, an increase of 17% over 2014, and consisted of $41.5 million in services revenue and $1.7 million in license revenue. Other key financial highlights for 2015 included:

    •
    on a generally accepted accounting principle ("GAAP") basis:

    o
    recurring revenue gross margin was 74% in 2015 compared to 69% in the prior year; and

    o
    operating loss was $11.7 million and net loss was $13.1 million compared to $13.5 million and $11.6 million, respectively, in the prior year.

    •
    on a non-GAAP basis:

    o
    recurring revenue gross margin was 77% compared to 73% in the prior year; and

    o
    operating income was $12.7 million and net income was $11.2 million compared to operating income of $8.7 million and net income of $7.1 million in the prior year.

       Please refer to Appendix A for a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP.

  Strategic Executive Compensation Actions

       An important goal of our executive compensation arrangements is to align the interests of our executives with those of our stockholders. In keeping with that goal, key elements of our 2015 executive compensation program included:

    •
    Executives were eligible for incentive-based cash bonuses only to the extent that threshold levels of non-GAAP recurring revenue gross margin for 2015 and SaaS annual revenue growth were met and that such bonuses would not affect achievement of the company's profitability goals;

    •
    Emphasis on "at-risk" incentives continued, including performance-based restricted stock units ("PSUs") which had a grant date value equal to the grant date value of our time-based restricted stock units ("RSUs") and which will be paid out only if the long-term financial goal of a certain level of SaaS revenue growth measured over the three-year period from July 1, 2015 through June 30, 2018 is met;

    •
    NEOs did not receive any significant benefits or perquisites other than those offered to our employees generally;

    •
    Our "double trigger" change of control agreements for executives require termination of employment before benefits become payable; and

    •
    We do not pay any gross-ups or other tax reimbursements.

       We believe that our governance practices related to executive compensation are also in line with the interests of stockholders:

    •
    All of our board members other than the CEO are independent directors under the NASDAQ listing standards, our Chairman of the Board is an independent director, and another of our independent directors is our Lead Independent Director;

    •
    Our compensation committee directly engages its own compensation consultant to provide independent advice on executive compensation matters;

    •
    We have stock ownership guidelines requiring our executive officers and non-employee directors to maintain significant direct ownership in our common stock;

    •
    All of our executives and board members are prohibited from pledging or hedging shares of our stock; and

    •
    At our 2015 stockholder meeting, we conducted a non-binding advisory vote on executive compensation that approved the executive compensation for our NEOs described in our 2015 proxy statement, with approximately 98% of the shares voting in favor. The compensation committee and board of directors considered the results of this stockholder vote to generally affirm the company's approach to executive compensation policies and decisions.

Compensation Setting Process

  Compensation Philosophy

       Our compensation committee and board of directors believe that in order for us to increase stockholder value over the long term, we should compete for and retain talented executives who are motivated to achieve challenging strategic business objectives. Our executive compensation program seeks to align the interests of our executive officers with those of our stockholders by rewarding performance that meets or exceeds goals established by the board of directors to promote our success and increase stockholder value over the long term. In line with our pay for performance philosophy, our executive compensation program is designed to:

    •
    retain highly-qualified executives and enable us to attract highly-qualified executives in a competitive market;

    •
    reward performance of executives in furtherance of important corporate goals;

    •
    encourage teamwork among the executive officers;

    •
    foster a mindset on the executive team that the risks and rewards of our compensation arrangements are fair and consistent;

    •
    focus the executive team on our operating goals by tying a substantial portion of their compensation to performance targets to which they are held accountable; and

    •
    maintain a balance between short-term incentive compensation, largely paid in cash, and long-term incentive compensation in the form of equity awards.

       The components of our executive compensation program consist of base salaries, incentive-based cash bonuses, and equity awards with performance- and time-based vesting. Total compensation for each NEO, and the relative size of each compensatory element, is determined by the compensation committee (or by the board of directors, in the case of our CEO) considering relevant factors in light of the goals listed above. For example, because the CEO's position has the largest impact on our performance of anyone on the executive team, his total compensation is greater than that of the other NEOs, and a larger portion of his total target compensation is tied to meeting specific financial measures, putting it "at risk" and creating greater incentives for him to achieve these financial measures, which the compensation committee and board of directors believe are important to increasing stockholder value.

       The overall target pay mix for each of our CEO, CFO and CTO for 2015 is illustrated below. "Fixed" compensation includes base salary and time-based RSUs; "at-risk" compensation includes incentive-based cash bonuses and performance-based PSUs.

Target Pay Mix

  The Role of Our Compensation Committee

       The compensation committee oversees our executive compensation program, including review and approval (or recommending to our board of directors for approval) of the compensation arrangements for our NEOs. The compensation committee has engaged F.W. Cook as its independent compensation consulting firm, to provide advice with respect to executive compensation matters, including guidance on peer company practices. F.W. Cook reports directly to the compensation committee, and its chairperson in particular, and the committee has the sole authority to direct F.W. Cook's work. F.W. Cook did not perform any other consulting or other services for the company's management in 2015. The compensation committee reviewed F.W. Cook's independence in 2015 and concluded that its work did not raise any conflicts of interest. In addition, the compensation committee conducted a conflict of interest assessment by using the factors applicable to compensation consultants under SEC rules and no conflict of interest was identified.

       The compensation committee reviews and approves general compensation policies to ensure that they complement one another and align with our overall corporate goals and policies, and do not encourage overly aggressive risk taking. Additionally, the compensation committee oversees our equity incentive plans, including reviewing and approving (or recommending to the board of directors for approval) all equity awards to our NEOs. The compensation committee may delegate certain of its responsibilities to the compensation committee chairperson.

  Determining Executive Compensation

       In determining total compensation for individual executives, the compensation committee considers various factors, including the scope of the executive's job, the importance of the executive's responsibilities to the accomplishment of our significant business objectives, expected value of the executive's contribution to our success, anticipated changes in our business plans and their potential impact on the executive's responsibilities, individual performance, our recent financial performance, and market competitiveness.

       This compensation review includes a comparison of each primary element of executive compensation with peer group practices, because we believe that our base salaries, incentive-based cash bonuses and equity awards should be comparable to practices among our peers, particularly with respect to expectations of executives in the markets we target for hiring and retention. However, the compensation committee (and board of directors, in the case of our CEO), does not set compensation elements to meet specific benchmarks. Instead, the compensation committee and board use this data as a point of reference to set compensation at levels consistent with the competitive market. After reviewing the analysis and recommendations of F.W. Cook in July 2014, the compensation committee approved a peer group for evaluation of 2015 executive compensation consisting of publicly-held software companies with annual revenues up to $600 million.

       The 2015 peer group included the following companies:

athenahealth, Inc.	Intralinks Holdings, Inc.	RealPage, Inc.
Concur Technologies, Inc. *	Jive Software, Inc.	SciQuest, Inc.
Constant Contact, Inc.	Marketo, Inc.	ServiceNow, Inc.
Cornerstone OnDemand, Inc.	Medidata Solutions, Inc.	SPS Commerce, Inc.
Dealertrack, Inc.	NetSuite Inc.	The Ultimate Software Group, Inc.
Demandware, Inc.	Proofpoint, Inc.	Workday, Inc.
Fleetmatics Group PLC	PROS Holdings, Inc.	Zendesk, Inc.
  *
  Concur Technologies, Inc. was subsequently acquired.

Cash Compensation

       Cash compensation for our NEOs consists of:

    •
    base salary, which is a fixed amount generally reviewed once a year; and

    •
    incentive-based cash bonus, which is paid if we achieve business operating goals.

       The compensation committee (and board of directors, in the case of our CEO) considers the levels of cash compensation for our NEOs to be competitive with market practices and appropriate to motivate our NEOs. In determining total target cash compensation for specific NEOs, the compensation committee considers, among other factors, recommendations from our CEO for NEOs other than himself.

       The compensation committee allocates cash compensation between base salary and incentive-based cash bonus based on various criteria, including:

    •
    market data provided by the compensation committee's independent compensation consultant;

    •
    internal review of each NEO's compensation and performance, both individually and relative to other executives; and

    •
    each individual's tenure as one of our executives.

       Additionally, the compensation committee compares and balances the importance of short-term cash compensation incentives with the longer-term equity compensation incentives.

  Base Salaries

       The compensation committee considers salary increases for our NEOs on an annual basis, setting salaries based on corporate objectives and the recommendations of our CEO after assessing each executive's performance. A similar process is used by the board of directors in setting our CEO's salary. In neither case does the CEO provide recommendations on his own salary. The compensation committee also reviews F.W. Cook's recommendations for market ranges within the approved list of peer companies. In February 2015, following such a review, the compensation committee and board of directors decided to increase 2015 base salaries for our NEOs, which was the first base salary increase for our CEO since 2012. The compensation committee and board based their decision on several factors, including NEO performance, retention objectives and competitive market data. The following table shows the changes in base salary effective April 1, 2015 and the percentage increase for each NEO compared to 2014:

Name and Position (1)	2014 Base Salary	2015 Base Salary (2)	Percentage Increase
Leslie J. Stretch, Chief Executive Officer	$450,000	$500,000	11.1%
Bob L. Corey, Executive Vice President, Chief Financial Officer	$350,000	$385,000	10.0%
Jimmy Duan, Executive Vice President, Chief Technology Officer	$295,000	$330,000	11.9%
  (1)
  In June 2015, Mr. Corey was promoted from Senior Vice President, Chief Financial Officer, to Executive Vice President, Chief Financial Officer, and Mr. Duan was promoted from Senior Vice President, Chief Technology Officer, to Executive Vice President, Chief Technology Officer, in each case without any change to their compensation.
  (2)
  Effective April 1, 2015.

    Leslie J. Stretch, Chief Executive Officer

       Effective April 1, 2015, the annual base salary for Mr. Stretch was $500,000, which represented an 11.1% increase over his $450,000 base salary for the prior year. This was the first base salary increase for our CEO since 2012 and the board of directors believed the increase was appropriate given his performance and historic compensation, and CEO cash compensation levels for the company's peer group.

    Bob L. Corey, Executive Vice President, Chief Financial Officer

       For 2015, Mr. Corey's base salary was $385,000, effective April 1, 2015, which was a 10.0% increase over Mr. Corey's $350,000 base salary for 2014. The compensation committee decided to increase Mr. Corey's base salary based on his performance and data for the company's peer group. In recognition of Mr. Corey's contributions and responsibilities, Mr. Corey was also promoted from Senior Vice President, Chief Financial Officer, to Executive Vice President, Chief Financial Officer in June 2015, without any change to his compensation.

    Jimmy Duan, Executive Vice President, Chief Technology Officer

       Mr. Duan's base salary for 2015 was $330,000, effective April 1, 2015. This was an 11.9% increase over Mr. Duan's $295,000 base salary for the prior year. The compensation committee determined that this increase was appropriate given the other changes the committee made to Mr. Duan's overall compensation package, such as moving Mr. Duan from a commission-based cash bonus plan to the 2015 Executive Incentive Bonus Plan (discussed below). In recognition of Mr. Duan's contributions and responsibilities, the compensation committee also approved Mr. Duan's promotion from Senior Vice President, Chief Technology Officer, to Executive Vice President, Chief Technology Officer in June 2015, without any change to his compensation.

  Incentive-Based Cash Bonuses

       In order to promote a pay-for-performance environment, we use incentive-based cash arrangements which are based on the company achieving specific corporate goals. This cash compensation is "at risk" because the executive receives such incentive compensation only to the extent that we achieve minimum performance targets and such payments do not affect achievement of the company's profitability goals.

       Our 2015 Executive Incentive Bonus Plan ("2015 Bonus Plan"), summarized in the table below, applied to each of our NEOs and established two performance goals that were consistent with the prior year: (i) non-GAAP recurring revenue gross margin in 2015, and (ii) SaaS annual revenue growth. Each performance goal was weighted 50% and rewarded independently of the other. For each performance goal, achievement of the threshold, target and maximum metrics would result in payouts of 50%, 100% and 200%, respectively, of the target bonus apportioned to such performance goal. If actual performance fell between the threshold, target and maximum amounts, linear interpolation would be used to determine bonus payouts. With respect to each performance metric, no payout would be made for performance below the threshold level and payouts may not exceed 200% of the target bonus. The company achieved non-GAPP recurring revenue gross margin of 77% and SaaS revenue growth of 38% for 2015, resulting in a calculated payout under the plan of 175% of the target bonus. However, because payments at that level would have been inconsistent with our profitability goals, our CEO recommended that payouts under the 2015 Bonus Plan be reduced. The compensation committee approved this recommendation and reduced bonus payouts to approximately 58% of the target bonus.

Performance Goal	Description	Weighting	Achievement Level	Payout
Gross Margin	Non-GAAP recurring revenue	50%	Threshold: 74%	50% of target
	gross margin in 2015		Target: 75%	100% of target
			Maximum: 77%	200% of target
Revenue	SaaS annual revenue growth	50%	Threshold: 30%	50% of target
Growth			Target: 35%	100% of target
			Maximum: 40%	200% of target

       The compensation committee retains the right to make discretionary cash bonus payments in meritorious circumstances. We paid no such discretionary cash bonuses to our NEOs in 2015.

    Leslie J. Stretch, Chief Executive Officer

       Based on Mr. Stretch's current and historic cash compensation, the cash compensation levels of CEOs in the company's peer group, and the recommendations of F.W. Cook, the compensation committee recommended, and the board approved, setting Mr. Stretch's target bonus under the 2015 Bonus Plan at 100% of his base salary during 2015 (i.e., $487,500), which percentage was unchanged from the prior year. Mr. Stretch's compensation under the 2015 Bonus Plan represented a larger portion of his total target cash compensation as compared with our other NEOs because the compensation committee and the board of directors believes that his position has a more direct impact on: (i) the ultimate achievement of our corporate objectives, and (ii) stockholder value. Consequently, a greater proportion of his compensation was at risk, and the compensation committee and the board of directors believed that this aligned his incentives with the interests of our stockholders. Mr. Stretch earned $282,000 for 2015 performance under the 2015 Bonus Plan.

    Bob L. Corey, Executive Vice President, Chief Financial Officer

       The compensation committee increased Mr. Corey's target bonus percentage under the 2015 Bonus Plan from 60% for 2014 to, effective April 1, 2015, 65% of his base salary during 2015 (i.e., $376,250) after considering the impact the CFO's position has on the company's results, the compensation paid to CFOs by our peer group companies and the CEO's recommendation. Mr. Corey earned $138,970 for 2015 performance under the 2015 Bonus Plan.

    Jimmy Duan, Executive Vice President, Chief Technology Officer

       The compensation committee determined that for 2015, Mr. Duan should participate in the 2015 Bonus Plan instead of the commission-based sales compensation plan used in prior years in order to make his bonus determination consistent with that of the other NEOs and to more closely align his bonus targets with his primary responsibilities. The compensation committee set Mr. Duan's target bonus percentage under the 2015 Bonus Plan at 65% of his base salary during 2015 (i.e., $321,250) based on their assessment of the impact his position has on the company's results, the compensation paid to CTOs by our peer group companies and the CEO's recommendation. Mr. Duan earned $120,793 for 2015 performance under the 2015 Bonus Plan.

Equity Compensation

       Our compensation committee and board of directors believe that equity compensation should be a substantial element of our executive compensation arrangements – equity encourages executives to think like stockholders and primarily rewards long-term company performance. The type and levels of equity compensation in 2015 were based on a review of the market and peer group data and guidance received from the compensation committee's compensation consultant. Equity compensation consisted of both time-based RSUs and performance-based PSUs. Specifically, half of the grant date value of equity awards was in the form of RSUs and the other half was in the form of PSUs. Due to the timing of stockholder approval to increase the number of shares of common stock reserved for issuance under the 2013 Stock Incentive Plan, the time-based RSUs were granted in February 2015 while the performance-based PSUs were granted in July 2015. Although the compensation committee (and in the case of Mr. Stretch, the board of directors) considered the peer median to determine equity compensation levels, it set actual compensation levels based on a variety of considerations, including: guidance received from the compensation committee's compensation consultant; the executive's experience, performance, and tenure; the company's performance and the importance of the executive's responsibilities in accomplishing our corporate objectives; and the need for additional retention incentives (including an assessment of each recipient's existing unvested equity holdings and associated retention value). Accordingly, the board of directors and compensation committee used their judgment to arrive at the equity compensation types and levels that would enhance our ability to retain our executives and provide them with sufficient incentive to help us achieve our long-term performance objectives.

       The compensation committee utilized time-based RSUs, vesting over three years, to encourage retention of executives. One-third of these RSUs vested on first anniversary of the grant date and the remaining two-thirds will vest in eight equal installments on the last calendar days of May, August, November and February over two years thereafter, subject to the NEO's continued service.

       The board of directors and compensation committee believe that in order to increase stockholder value over the long term, NEOs must be incented to achieve certain key corporate objectives. Accordingly, the company granted to the NEOs PSUs that vest contingent on the achievement of certain levels of annualized SaaS revenue growth over the three year period from July 1, 2015 through June 30, 2018 as set forth below. If actual performance falls between these amounts, linear interpolation will be used to determine bonus payouts. No payouts will be made for performance below the threshold level of 20% SaaS revenue growth and payouts may not exceed 200% of the target bonus. The PSUs will, to the extent earned, vest on the third anniversary of the grant date.

Performance Level	Annualized SaaS Revenue Growth for 36 Month Measurement Period	Payout
Threshold	20%	50% of target
Target	25%	100% of target
Maximum	35%	200% of target

  Leslie J. Stretch, Chief Executive Officer

       In February 2015, Mr. Stretch was awarded $2,000,000 in RSUs (135,317 RSUs) and in July 2015, Mr. Stretch was awarded the target PSU amount of $2,000,000 in PSUs (134,228 PSUs), in accordance with the vesting periods, performance levels, and other details described above.

  Bob L. Corey, Executive Vice President, Chief Financial Officer

       Mr. Corey was awarded $1,150,000 in RSUs (77,807 RSUs) in February 2015 and the target PSU amount of $1,150,000 in PSUs (77,181 PSUs) in July 2015, in accordance with the vesting periods, performance levels, and other details described above.

  Jimmy Duan, Executive Vice President, Chief Technology Officer

       The compensation committee awarded to Mr. Duan $850,000 in RSUs (57,510 RSUs) in February 2015 and the target PSU amount of $850,000 in PSUs (57,046 PSUs) in July 2015, in accordance with the vesting periods, performance levels, and other details described above.

Other Compensation Policies and Information

  Other Benefits

       Our executive officers have agreements that provide potential severance benefits, including equity award vesting acceleration, if termination occurs in connection with a change of control (i.e., double-trigger). The compensation committee believes that severance and change of control arrangements mitigate some of the risk that exists for executives working in a smaller company, especially in an industry such as ours with significant acquisition activity, and incent executives to successfully execute and support particular transactions, such as if we were acquired.

       These arrangements are also intended to attract and retain qualified executives who otherwise may pursue alternative employment that they perceive to be less risky absent potential severance benefits. The compensation committee and our board of directors regularly review the benefits provided by these arrangements, and a detailed description (including a quantification of the benefits) is below in the section entitled "Change of Control Arrangements, Employment Contracts and Severance Agreements." We do not provide tax gross-ups if an executive is subject to taxes as a result of severance or change of control benefits.

       Our executive officers participate in employee benefit plans that are otherwise generally provided to our employees, including our employee stock purchase plan, 401(k) plan, internet allowance, and health and welfare benefits. We do not provide additional benefits or perquisites to our executives that are not made available to other employees.

  Corporate Policies

    Insider Trading Policy; Equity Award Policy

       We use our Insider Trading Policy ("Insider Trading Policy") to administer compliance with laws and regulations involving securities trades, and we use our Equity Awards Administration Policy ("Equity Award Policy") to avoid any appearance of impropriety with respect to the timing of equity awards. Our Insider Trading Policy prohibits certain stock transactions by our board of directors and employees during specified windows, and prohibits hedging, pledging, short-selling and purchases of options (such as "puts" or "calls") that involve our securities. Our Equity Award Policy can be found on the investor relations page of our Internet website at www.calliduscloud.com.

    Stock Ownership Policy

       To further align the long-term interests of our executive officers and non-employee directors with those of our stockholders, our stock ownership guidelines require executive officers and non-employee directors to maintain significant direct ownership in our common stock. In particular, our Stock Ownership Policy mandates that our executive officers own shares of our common stock having an aggregate value at least equal to 100% of the officer's annual base salary (300% in the case of our CEO). The Stock Ownership Policy also requires each non-employee member of the board of directors to own shares of our common stock having an aggregate value at least equal to three times the amount of the annual cash retainer that we pay directors for general service on our board of directors (i.e., excluding any additional retainers such as those paid for serving on committees or as chairperson). Newly-hired or promoted executive officers are required to comply within three years following his or her hire or promotion date. Newly-appointed or newly-elected directors must comply within three years following his or her appointment or election to the board of directors.

       Each executive officer and non-employee director remains subject to the Stock Ownership Policy as long as he or she continues to be employed by us or serving on the board of directors, respectively. Exceptions may be made in extraordinary circumstances such as personal hardship. We measure ongoing compliance with the Stock Ownership Policy annually, as of the record date of our annual meeting of stockholders ("Determination Date"), and value the shares held based on the higher of: (i) the price they were acquired or (ii) market value, with market value determined as the average daily closing price of our common stock over the 12 months immediately preceding the Determination Date. To calculate stock ownership, shares underlying unexercised stock options are not included, while 65% of unvested RSUs (estimating net after tax shares assuming a 35% tax rate) are included.

  Accounting and Tax Considerations

       We account for stock-based awards made to all employees and non-employee directors, such as stock options, RSUs and PSUs, in accordance with the requirements of Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718, including expensing stock options over the applicable vesting period. From April 2006 until October 2011, we granted stock options with maximum terms of five years. For any stock options granted after October 2011, the maximum term was increased from 5 to 10 years to mitigate the forfeiture rate experienced by our employees and non-employee directors.

       Tax deductibility of executive compensation is not currently a material factor in determining executive compensation. Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended ("Code"), limits the tax deductibility of compensation in excess of $1 million received by certain of our NEOs, unless the compensation is "performance-based" as defined by the Code. To date, the impact of Section 162(m) has not resulted in a material loss of a tax deduction for us.

Compensation Tables

  Summary Compensation Table

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)	Total ($)

Leslie J. Stretch	2015	$487,500	—	$3,999,982	—	$282,000	$1,780 (3)	$4,771,262
President and Chief	2014	$450,000	—	$3,300,000	—	$168,639	$1,660 (4)	$3,920,299
Executive Officer	2013	$450,000	—	$307,600	$530,892	$133,140	$1,780 (5)	$1,423,412

Bob L. Corey	2015	$376,250	—	$2,298,983	—	$138,970	$1,780 (3)	$2,815,983
Executive Vice President,	2014	$350,000	—	$2,041,428 (6)	—	$78,698	$1,660 (4)	$2,471,786
Chief Financial Officer	2013	$214,935 (7)	$40,000 (8)	$733,220	$420,888	$62,132	$1,455 (5)	$1,472,630

Jimmy Duan	2015	$321,250	—	$1,699,983	—	$120,793	$1,772 (3)	$2,143,798
Executive Vice President,	2014	$295,000	—	$1,320,000	—	$159,076	$1,584 (4)	$1,775,660
Chief Technology Officer	2013	$285,012 (9)	—	$181,192	$378,508	$198,202	$1,690 (5)	$1,044,604
  (1)
  The amounts shown reflect the grant date fair value of stock options, RSUs and PSUs determined in accordance with FASB ASC Topic 718. These amounts do not represent the actual amounts paid to or realized by the NEOs during the applicable year. Pursuant to SEC rules, these amounts exclude the impact of estimated forfeitures related to time-based vesting conditions. See Note 10 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2015 regarding assumptions underlying valuation of equity awards. Details of the 2015 stock awards can be found in "Compensation Tables – Grants of Plan-Based Awards During 2015" below. Details regarding equity awards that are still outstanding can be found in "Compensation Tables – Outstanding Equity Awards at 2015 Year-End" below. For 2015, these amounts include the value of PSUs assuming achievement of 200% of the maximum award for PSUs.
  (2)
  Except as otherwise described in these footnotes, reflects amounts earned pursuant to our Bonus Plans for the applicable year. Our 2015 Bonus Plan is described above under "Compensation Discussion and Analysis – 2015 Incentive-Based Cash Bonuses." Amounts for Mr. Duan reflect amounts earned pursuant to his commission-based sales compensation plan for 2013 and 2014.
  (3)
  Includes $1,000 of matching contributions under the company's 401(k) plan, and the following amounts for life and accidental death and dismemberment insurance premiums: $780 for each of Mr. Stretch and Mr. Corey, and $772 Mr. Duan.
  (4)
  Includes $1,000 of matching contributions under the company's 401(k) plan, and the following amounts for life and accidental death and dismemberment insurance premiums: $660 for each of Mr. Stretch and Mr. Corey, and $584 for Mr. Duan.
  (5)
  Includes $1,000 of matching contributions under the company's 401(k) plan, and the following amounts for life and accidental death and dismemberment insurance premiums: $780 for Mr. Stretch, $455 for Mr. Corey, and $690 for Mr. Duan.
  (6)
  Due to the timing of Mr. Corey joining the company in May 2013, includes the following awards for 2013 performance: (a) a discretionary bonus of 15,000 RSUs to Mr. Corey for his exceptional performance with respect to improving the company's balance sheet and (b) an equity grant composed of 7,560 stock bonus shares and 7,559 RSUs which Mr. Corey would have received if he had participated in the 2013 equity award plan that was otherwise applicable to the company's other senior vice presidents.
  (7)
  Mr. Corey joined the company in May 2013 and accordingly did not receive a full year of salary.
  (8)
  Reflects a one-time signing bonus as part of Mr. Corey's employment agreement.
  (9)
  During 2013, Mr. Duan's compensation changed when he was promoted from Senior Vice President, Commissions Business, to Senior Vice President, Chief Technology Officer.

  Grants of Plan-Based Awards During 2015

       The following table sets forth information with respect to payments to our NEOs pursuant to our 2015 Bonus Plan and equity granted during 2015 to our NEOs.

GRANTS OF PLAN-BASED AWARDS DURING 2015

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
								All Other Stock Awards: Number of Shares of Stock or Units (#) (3)
									Grant Date Fair Value of Stock and Option Awards (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

	2/17/2015	—	—	—	—	—	—	135,317	$1,999,985
Leslie J. Stretch	7/15/2015	—	—	—	67,114	134,228	268,456	—	$1,999,997
	—	$125,000	$500,000	$1,000,000	—	—	—	—	—

	2/17/2015	—	—	—	—	—	—	77,807	$1,148,987
Bob L. Corey	7/15/2015	—	—	—	38,591	77,181	154,362	—	$1,149,996
	—	$62,563	$250,250	$500,500	—	—	—	—	—

	2/17/2015	—	—	—	—	—	—	57,510	$849,997
Jimmy Duan	7/15/2015	—	—	—	28,523	57,046	114,092	—	$849,986
	—	$53,625	$214,500	$429,000	—	—	—	—	—
  (1)
  The 2015 Bonus Plan provided for two performance metrics weighted 50% each. The amounts shown reflect the "threshold" or minimum payment level based on achievement of one of the threshold performance metrics, the "target" payment level based on achievement of both of the target performance metrics, and the "maximum" payment level based on achievement of both of the maximum performance metrics that the NEOs could have received under our 2015 Bonus Plan, as described above under "Compensation Discussion and Analysis – 2015 Incentive-Based Cash Bonuses".

    Actual amounts paid for 2015 are set forth in "Compensation Tables – Summary Compensation Table" above.

  (2)
  As described above under "Compensation Discussion and Analysis – 2015 Equity Grants," the performance metric applicable to the NEOs is SaaS revenue growth from July 1, 2015 through June 30, 2018.
  (3)
  As described above under "Compensation Discussion and Analysis – 2015 Equity Grants," these awards are time-based RSUs, one-third of which vest on first anniversary of the grant date and the remaining two-thirds of which vest in eight equal installments on the last calendar day of May, August, November and February over two years thereafter.
  (4)
  The amounts represent the grant date fair value of RSUs and PSUs computed in accordance with FASB ASC Topic 718 and exclude the impact of estimated forfeitures related to time-based vesting conditions. They do not represent the actual amounts paid to or realized by the NEOs during 2015. See Note 10 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2015 regarding assumptions underlying valuation of equity awards.

  Outstanding Equity Awards at 2015 Year-End

       The following table provides information with respect to outstanding equity awards, including stock options, PSUs and RSUs, and applicable market values at the end of 2015.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards				Stock Awards (PSUs and RSUs) Earned
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (*)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (*)

	8/30/2013 (2)	70,000	50,000	$7.69	8/30/2023	—	—	—	—
	2/15/2014 (3)	—	—	—	—	45,834	$851,137	—	—
Leslie J. Stretch	2/15/2014 (4)	—	—	—	—	—	—	137,500	$2,553,375
	2/17/2015 (3)	—	—	—	—	135,317	$2,512,837	—	—
	7/15/2015 (5)	—	—	—	—	—	—	134,228	$2,492,614

	5/31/2013 (1)	78,791	43,209	$6.01	5/31/2023	—	—	—	—
	2/15/2014 (3)	—	—	—	—	5,000	$92,850	—	—
Bob L. Corey	2/15/2014 (3)	—	—	—	—	23,333	$433,294	—	—
	2/15/2014 (4)	—	—	—	—	—	—	70,000	$1,299,900
	2/17/2015 (3)	—	—	—	—	77,807	$1,444,876	—	—
	7/15/2015 (5)	—	—	—	—	—	—	77,181	$1,433,251

	8/30/2013 (2)	49,907	35,649	$7.69	8/30/2023	—	—	—	—
	2/15/2014 (3)	—	—	—	—	18,333	$340,444	—	—
Jimmy Duan	2/15/2014 (4)	—	—	—	—	—	—	55,000	$1,021,350
	2/17/2015 (3)	—	—	—	—	57,510	$1,067,961	—	—
	7/15/2015 (5)	—	—	—	—	—	—	57,046	$1,059,344
(1)
Options vest over a period of four years, with 25% of the number of shares vesting on the first anniversary of the grant date and the remaining 75% vesting in equal monthly installments over three years thereafter.
(2)
Options vest over a period of four years in equal monthly installments commencing on the grant date.
(3)
RSUs vest over a period of three years, with one-third vesting on the first anniversary of the grant date and the remaining two-thirds vesting in equal quarterly installments over two years thereafter.
(4)
To the extent earned, PSUs vest on February 15, 2017.
(5)
To the extent earned, PSUs vest on July 15, 2018.
(*)
The amounts shown are based on a price of $18.57 per share, which was the closing price of our common stock as reported on NASDAQ on December 31, 2015 (the last trading day of the year).

  Option Exercises and Stock Vested in 2015

       The following table provides information with respect to stock option exercises, and PSUs and RSUs that vested, in 2015.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards (PSUs and RSUs)

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)

Leslie J. Stretch	140,000	$1,714,124	111,666	$1,730,479
Bob L. Corey	—	—	94,726	$1,434,239
Jimmy Duan	—	—	48,448	$748,731
  (1)
  Represents the difference between the exercise price and the fair market value of our common stock on the date of exercise.
  (2)
  Represents the closing price of our common stock on the vesting dates multiplied by the number of shares that vested on that date.

  Change of Control Arrangements, Employment Contracts and Severance Agreements

       We have change of control agreements with all of our executive officers. In February 2015, after a market and best practices assessment and in consultation with the compensation committee's independent compensation consultant, whose review included a comparison with the company's peers, the compensation committee recommended to the board of directors that we enter into a new form of change of control agreement with our executive officers. The new form included updates to certain tax provisions and reflected other developments that occurred in the years since the preceding template had been implemented. The changes did not materially affect the fundamental economic provisions of the existing agreements. The board of directors approved the new template, and we entered into new change of control agreements with our NEOs shortly thereafter. The change of control agreements with our NEOs provide that any options granted and restricted stock units awarded immediately vest if the individual is terminated without cause or resigns for good reason (as those terms are defined in the change of control agreements) within 18 months after the change of control. The term "cause" means the occurrence of any one or more of the following (provided that, in the case of the first three events, the employee has 30 days after written notice from the company to cure such action unless not reasonably susceptible to cure): any material act of misconduct or dishonesty by the employee in the performance of his or her duties; any willful or material failure by the employee to perform his or her duties; any material breach of any employment agreement, confidentiality agreement or proprietary information agreement; or the employee's conviction of (or pleading guilty or nolo contendere to) a misdemeanor involving theft, embezzlement, dishonesty or moral turpitude, or a felony. The term "good reason" includes: any reduction in base salary or annual target bonus; any material reduction in any other benefits; any material reduction in duties or authority; or a requirement to relocate more than 35 miles.

       If there had been a change of control in 2015 and one or more of our NEOs had been terminated effective as of December 31, 2015, we estimate that the value of the acceleration of stock options, PSUs and RSUs would have been as follows:

Name	Value of Unvested Options (1)	Value of Unvested Time-Based RSUs (2)	Value of Unvested Performance-Based PSUs (2)

Leslie J. Stretch	$544,000	$3,363,974	$5,045,989
Bob L. Corey	$542,705	$1,971,020	$2,733,151
Jimmy Duan	$387,861	$1,408,405	$2,080,694
  (1)
  The value was measured by subtracting the exercise price of the option from the closing price of our stock as of December 31, 2015, and multiplying the difference by the number of unvested shares.
  (2)
  Represents the closing price of our common stock as reported on NASDAQ on December 31, 2015 (the last trading day of the year) multiplied by the number of unvested RSUs or PSUs, as applicable.

       We do not have fixed-term employment agreements with our executives, and all are employed "at will." We have severance arrangements with our executives. The review conducted by the compensation committee described in the preceding section also included a review of executive severance arrangements. After considering market best practices, as well as a comparison with the company's peers conducted by the compensation committee's independent compensation consultant, the compensation committee recommended to the board of directors that the company enter into new severance arrangements with our NEOs. The board of directors agreed with the recommendations and we entered into the change of control agreements described above which contained new severance arrangements with our NEOs to replace the prior versions.

       Based on the severance arrangements that were in place as of December 31, 2015, i.e., after the review conducted in February 2015, the following table reflects the estimated amounts each NEO would have been entitled to receive if terminated without cause effective as of December 31, 2015 (not including the value of equity vesting if the termination occurred in connection with a change of control described above) and if such NEO had signed a release of claims:

Name	Month Equivalent	Salary Equivalent	Target Bonus Equivalent	Health Benefits (1)	Total Severance Benefits

Leslie J. Stretch	18	$750,000	$433,500	$34,314	$1,217,814
Bob L. Corey	12	$385,000	$222,530	$15,709	$623,239
Jimmy Duan	9	$247,500	$143,053	$17,157	$407,712
  (1)
  Amounts are based on an estimate of the cost of COBRA contributions for continued health care coverage.

COMPENSATION COMMITTEE REPORT

       The compensation committee has reviewed and discussed the above Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the compensation committee recommended to our board of directors that this Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

  Michele Vion Choka, Chair
  William B. Binch
  Murray D. Rode

       No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that we specifically incorporate this report or a portion of it by reference. In addition, this report shall not be deemed to be "soliciting material" or "filed" under either the Securities Act or the Exchange Act.

Equity Compensation Plan Information

       The following table summarizes information about common stock that may be issued upon the exercise of options, warrants and rights under all of our equity compensation plans as of December 31, 2015.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)

Equity compensation plans approved by stockholders (1)	672,647	$6.63	4,358,989
Equity compensation plans not approved by stockholders	—	—	—
Total	672,647	$6.63	4,358,989
  (1)
  The number of shares of common stock available under our Amended and Restated Employee Stock Purchase Plan (the "Plan") increases on July 1 of each year by the lesser of: (a) 1,200,000 shares, (b) 2% of the outstanding shares of common stock on the last trading day immediately preceding such date, or (c) an amount determined by the board of directors. In 2015, the board of directors determined that the number of shares of common stock available under the Plan would not increase in 2015.

PROPOSAL TWO: ADVISORY VOTE ON EXECUTIVE COMPENSATION

       We ask stockholders to indicate support for the compensation of our named executive officers ("NEOs") as disclosed in this proxy statement. This proposal, commonly known as "say-on-pay," gives our stockholders the opportunity to express their views on our NEO compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.

       Accordingly, our board of directors asks our stockholders to vote "FOR" the following resolution at our 2016 annual meeting of stockholders:

    "RESOLVED, that the company's stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the company's proxy statement for the 2016 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and accompanying tables and disclosures."

       As described in detail under the heading entitled "Compensation Discussion and Analysis" above, our executive compensation program seeks to align the interests of our named executive officers with those of our stockholders by rewarding performance that meets or exceeds established goals. We believe that our pay practices and policies are aligned with performance and competitive with peer practice, and appropriately motivate our NEOs to achieve business objectives that increase stockholder value. The compensation committee and board of directors periodically review our compensation decisions and practices to ensure that they remain consistent with these goals. In keeping with that goal, key elements of our 2015 executive compensation program included:

    •
    Executives were eligible for incentive-based cash bonuses only to the extent that threshold levels of non-GAAP recurring revenue gross margin for 2015 and SaaS annual revenue growth were met and that such bonuses would not affect achievement of the company's profitability goals;

    •
    Emphasis on "at-risk" incentives continued, including performance-based PSUs which had a grant date value equal to the grant date value of our time-based RSUs and which will be paid out only if the long-term financial goal of a certain level of SaaS revenue growth measured over the three-year period from July 1, 2015 through June 30, 2018 is met;

    •
    NEOs did not receive any significant benefits or perquisites other than those offered to our employees generally;

    •
    Our "double trigger" change of control agreements for executives require termination of employment before benefits become payable; and

    •
    We do not pay any gross-ups or other tax reimbursements.

       We believe that our governance practices related to executive compensation are also in line with the interests of stockholders:

    •
    All of our board members other than the CEO are independent directors under the NASDAQ listing standards, our Chairman of the Board is an independent director, and another of our independent directors is our Lead Independent Director;

    •
    Our compensation committee directly engages its own compensation consultant to provide independent advice on executive compensation matters;

    •
    We have stock ownership guidelines requiring our executive officers and non-employee directors to maintain significant direct ownership in our common stock;

    •
    All of our executives and board members are prohibited from pledging or hedging shares of our stock; and

    •
    At our 2015 stockholder meeting, we conducted a non-binding advisory vote on executive compensation that approved the executive compensation for our NEOs described in our 2015 proxy statement, with approximately 98% of the shares voting in favor. The compensation committee and board of directors considered the results of this stockholder vote to generally affirm the company's approach to executive compensation policies and decisions.

       At the 2011 annual meeting, our stockholders indicated their preference, on an advisory basis, to hold an advisory vote to approve executive compensation every year. Accordingly, we hold such votes annually until we hold a subsequent advisory vote on the frequency of such votes. The next stockholder advisory vote on the frequency of advisory votes to approve executive compensation will take place in 2017.

       The approval of the say-on-pay executive compensation resolution requires a majority of the votes present, in person or represented by proxy, and entitled to vote on the matter. However, the vote on the foregoing resolution is advisory, and therefore not binding on us, the compensation committee or the board of directors. Nevertheless, our board of directors and compensation committee value the opinions of our stockholders; to the extent there is any significant vote against this proposal, we will consider our stockholders' concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns when considering future executive compensation decisions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY
STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF
THE SECURITIES AND EXCHANGE COMMISSION.

PROPOSAL THREE: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

       On the recommendation of our audit committee, our board of directors has appointed KPMG, independent public accountants, to audit our financial statements for the fiscal year ending December 31, 2016. We are submitting this selection to our stockholders for ratification. Representatives from KPMG will be in attendance at the annual meeting to respond to any appropriate questions and will have the opportunity to make a statement if they so desire.

       Assuming a quorum is present, the selection of KPMG as our independent auditors will be ratified if the affirmative vote of a majority of the shares represented and entitled to vote on the matter at the meeting is obtained. If our stockholders do not ratify the appointment of KPMG, the audit committee of the board of directors will reconsider the appointment.

Auditor Information

       The types of services and aggregate fees billed or expected to be billed by KPMG with respect to our 2015 and 2014 fiscal years are as follows:

Description of Services	2015	2014

Audit Fees (1)	$1,495,699	$1,175,660
Audit-Related Fees (2)	$105,500	N/A
Tax Fees	N/A	N/A
All Other Fees	N/A	N/A
Total	$1,601,199	$1,175,660
  (1)
  The services relate to the audit of our annual financial statements, the review of the financial statements included in our quarterly reports, statutory audits and review of documents provided in connection with statutory or regulatory filings.
  (2)
  Relates to assurance and associated services that were reasonably related to the performance of the audit or the review of our annual financial statements.

       The audit committee considered whether the provision of the foregoing services by KPMG was compatible with maintaining KPMG's independence and determined that they were compatible.

       In accordance with its charter, the audit committee is required to pre-approve all audit and audit-related services and permitted non-audit services, including the terms of all engagements, to be performed by our independent registered public accounting firm, subject to any de minimus exceptions authorized by applicable laws, rules or regulations. As part of its review, the audit committee considers whether any non-audit services will or may potentially impact the independence of our independent registered public accounting firm. During 2015, all services performed by KPMG for our benefit were pre-approved by the audit committee in accordance with its charter and all applicable laws, rules and regulations. In 2015, KPMG did not perform any non-audit services.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF KPMG AS OUR INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2016.

Audit Committee Report

       The audit committee of the board of directors (for the purposes of this report, the "Committee") is composed of three independent outside directors. The Committee has prepared the following report on its activities with respect to Callidus' audited financial statements for the fiscal year ended December 31, 2015 (the "audited financial statements").

    •
    The Committee has reviewed and discussed the audited financial statements with Callidus' management and KPMG, Callidus' independent auditors;

    •
    The Committee has also discussed with KPMG the matters required to be discussed by Auditing Standard No. 16 adopted by the Public Company Accounting Oversight Board (United States) regarding "Communication with Audit Committees";

    •
    The Committee has received and reviewed the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG's communications with the audit committee concerning independence, and has discussed with KPMG its independence from Callidus; and

    •
    Based on the review and discussions referred to above and relying thereon, the Committee has recommended to the board of directors that the audited financial statements and management's report on internal control over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2015.

THE AUDIT COMMITTEE

  Mark A. Culhane, Chair
  Charles M. Boesenberg
  Kevin M. Klausmeyer

       No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that we specifically incorporate this report or a portion of it by reference. In addition, this report shall not be deemed to be "soliciting material" or "filed" under either the Securities Act or the Exchange Act.

OWNERSHIP OF CALLIDUS SOFTWARE INC. COMMON STOCK

       The following table sets forth, as of April 11, 2016, the record date, the shares of our common stock beneficially owned by:

    •
    each person known by us to own beneficially more than 5% of our common stock;

    •
    each of our directors and named executive officers during 2015; and

    •
    all directors and current named executive officers as a group.

       Beneficial ownership is determined in accordance with SEC rules, which generally attribute beneficial ownership of securities to each person who has, or shares, the power to vote or dispose of those securities. Shares of common stock subject to stock options that are exercisable, and RSUs that vest, within 60 days of April 11, 2016, the record date, are deemed outstanding for purposes of computing the percentage ownership of the person holding such options and/or RSUs, but are not deemed outstanding for computing the percentage of any other person. The percentage of beneficial ownership for the following table is based on 59,109,473 shares of common stock outstanding as of the record date. To our knowledge, except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

	Shares Beneficially Owned
Name and Address (1)	Number	Percent

Blackrock, Inc. (2) 55 East 52nd Street New York, New York 10022	3,179,465	5.38%
William B. Binch (3)	147,082	*
Charles M. Boesenberg	162,013	*
Michele Vion Choka	39,261	*
Mark A. Culhane(4)	93,700	*
Kevin M. Klausmeyer	34,533	*
Murray D. Rode	23,700	*
Leslie J. Stretch (5)	608,697	1.03%
Bob L. Corey (6)	368,643	*
Jimmy Duan (7)	434,486	*
All current directors and executive officers as a group (9 persons) (8)	1,912,115	3.23%
  *
  Less than 1%.

  (1)
  Unless otherwise noted, all addresses are c/o Callidus Software Inc., 4140 Dublin Boulevard, Suite 400, Dublin, California 94568.

  (2)
  Based on a Schedule 13G/A filed with the SEC on January 26, 2016, the shares are held by BlackRock, Inc., a parent holding company. BlackRock, Inc. has sole voting power with respect to 3,065,450 shares, and sole dispositive power with respect to all 3,179,465 shares.

  (3)
  Includes 45,000 shares that may be acquired through the exercise of stock options, and 3,000 shares held indirectly by Mr. Binch, as trustee of the 1993 Lyons/Binch Revocable Trust.

  (4)
  Includes 45,000 shares that may be acquired through the exercise of stock options.

  (5)
  Includes 107,736 shares that may be acquired through the exercise of stock options and/or vesting of RSUs and PSUs, and 51,204 shares held by Mr. Stretch in a U.K. pension plan.

  (6)
  Includes 107,609 shares that may be acquired through the exercise of stock options and/or vesting of RSUs and PSUs, 150 shares held in a custodial account (for which Mr. Corey is custodian) for Mr. Corey's minor grandchild, and 19,180 shares held indirectly by Mr. Corey, as trustee of the Corey Family Trust.

  (7)
  Includes 70,477 shares that may be acquired through the exercise of stock options and/or vesting of RSUs and PSUs.

  (8)
  See footnotes (4)-(7) above.

Certain Relationships and Related-Party Transactions

  Policies and Procedures for the Review and Approval of Related-Party Transactions

       Our legal and financial departments are primarily responsible for the development and implementation of processes and controls to identify and determine whether a transaction is or may involve related parties. All of our directors and executive officers respond to questionnaires that require disclosure of related-party transactions, arrangements or relationships, and on a quarterly basis we ask our directors and executive officers to update their responses. In addition, the affected director or executive officer is required to bring these matters to the attention of our legal and financial departments in advance (or, if not practicable, as promptly as possible) for review. We determine whether the related person has a direct or indirect material interest in the transaction based on the totality of facts and circumstances, including our business interest in the transaction, whether the transaction is entered into in the normal course of business and/or on substantially comparable terms to transactions between unrelated parties, and whether there are alternatives to entering into the transaction. In addition, in accordance with its charter, the audit committee reviews and approves any related-party transactions that it determines are appropriate for us to undertake.

  Related-Party Transactions

       SEC rules require disclosure of transactions in which we are a participant and the amount exceeds $120,000, and in which a related party has a direct or indirect material interest.

       In June 2013, in the normal course of business, we entered into agreements with Lithium Technologies, Inc. ("Lithium"), whose Chief Financial Officer is Mr. Culhane, a member of our board of directors. In 2014 and 2015, we renewed our annual subscription for Lithium's social media management solutions in the amounts of $120,000 and $155,000, respectively, which were paid in full during 2014 and 2015, respectively.

       In 2013, Lithium entered into a two-year web hosting agreement with us, which was extended for another three years in 2015 in the amount of $138,000 per year, from which we recognized approximately $127,000 in hosting revenue. In addition, during 2015, we entered into various agreements with Lithium for professional services, and recognized approximately $107,165 in services revenue.

       In 2014, we purchased an annual subscription from Lithium for Community Administration for $45,000, which was paid in full in January 2015. Additionally, in 2014, we purchased a one year consulting and training service contract for Social Success Services from Lithium for $40,000, which was paid in full in 2014.

       In 2015, we incurred expenses of $30,000 for redesigning the user interface for Community Administration, which was paid to Lithium in full in May 2015. Additionally, in 2015, we purchased a one year consulting and training service contract for Social Success Services from Lithium for $60,000, which was paid in full in October 2015. As of December 31, 2015, $35,000 was included in prepaid and other current assets.

Section 16(a) Beneficial Ownership Reporting Compliance

       Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who own more than 10% of our common stock, to file with the SEC initial statements of their beneficial ownership of our common stock, and statements of changes in their beneficial ownership of our common stock. Such officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file. Based solely upon our review of the forms provided to us and written representations from our executive officers and directors, we believe that all required Section 16(a) reports were filed during 2015, except that Mr. Stretch filed amendments to Forms 4 originally filed November 4, 2013 and February 4, 2014 to correct the number of shares reported as withheld to cover taxes upon vesting of RSU awards after being subsequently informed of the correct number of shares withheld.

ADDITIONAL INFORMATION

Other Matters

       We know of no other matters to be submitted at the 2016 annual meeting of stockholders. If any other matters properly come before the annual meeting of stockholders, the proxy holders intend to vote the shares they represent as the board of directors may recommend.

APPENDIX A

NON-GAAP FINANCIAL MEASURES

              In this proxy statement, we have provided supplemental financial information that has not been prepared in accordance with GAAP. This information includes non-GAAP recurring revenue gross margin, non-GAAP operating income, and non-GAAP net income. We use non-GAAP financial measures internally in analyzing our financial performance, and believe they may be useful to investors evaluating our performance, along with our GAAP financial measures. We believe that these non-GAAP financial measures may provide additional insight for investors in their evaluation of our operating results and trends, and in comparing our financial performance with that of other companies in our industry, many of which present non-GAAP financial measures that may resemble our non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(In thousands, except for percentages and per share data)

(unaudited)

	Twelve Months Ended December 31,
	2015	2014
Non-GAAP recurring revenue gross margin reconciliation:
Recurring revenue gross profit	$95,605	$68,525
Recurring revenue gross margin	74%	69%
Add back:
Non-cash stock-based compensation	1,237	912
Non-cash amortization of acquired intangible assets	2,719	2,366
Patent litigation estimate	—	956

Non-GAAP recurring revenue gross profit	$99,561	$72,759

Recurring revenue gross margin	77%	73%
Non-GAAP operating income (loss) reconciliation:
Operating loss	$(11,655)	$(13,547)
Operating loss, as a % of total revenues	(7)%	(10)%
Add back:
Non-cash stock-based compensation	18,592	11,813
Non-cash amortization of acquired intangible assets	4,440	3,800
Patent litigation and settlement costs	123	1,925
Acquisition-related costs	523	708
Restructuring and other	628	1,025
Patent litigation estimate	—	2,945

Non-GAAP operating income	$12,651	$8,669

Non-GAAP operating income (loss), as a % of total revenues	7%	6%

A-1

	Twelve Months Ended December 31,
	2015	2014
Non-GAAP net income (loss) reconciliation:
Net loss	$(13,148)	$(11,561)
Net loss, as a % of total revenues	(8)%	(8)%
Add back:
Non-cash stock-based compensation	18,592	11,813
Non-cash amortization of acquired intangible assets	4,440	3,800
Patent litigation and settlement costs	123	1,925
Acquisition-related costs	523	727
Restructuring and other	628	1,025
Patent litigation estimate	—	2,945
Interest expense on convertible notes	—	277
Amortization of convertible note issuance cost	—	58
Gain on sale of domain names and trademarks	—	(3,862)

Non-GAAP net income	$11,158	$7,147

Non-GAAP net income (loss), as a % of total revenues	6%	5%

A-2

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. CALLIDUS SOFTWARE INC. ATTN: SECRETARY 4140 DUBLIN BOULEVARD SUITE 400 DUBLIN, CA 94568 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E09974-P71742 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. CALLIDUS SOFTWARE INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: For Against Abstain ! ! ! ! ! ! 1a. Mark A. Culhane 1b. Murray D. Rode The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain ! ! ! ! ! ! 2. To approve, on an advisory basis, executive compensation. 3. To ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2016. NOTE: To transact such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement are available at www.proxyvote.com. E09975-P71742 CALLIDUS SOFTWARE INC. Annual Meeting of Stockholders June 8, 2016 10:00 AM Pacific Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Leslie J. Stretch and Bob L. Corey, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of CALLIDUS SOFTWARE INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM Pacific Time on June 8, 2016, at 4140 Dublin Boulevard, Suite 400, Dublin, California 94568, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side